Exhibit 2.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and among

NUCOR CORPORATION,

ARTHUR HOLDING CORP.,

and

ARTHUR HOLDINGS L.P.

Dated as of May 11, 2022

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Working Capital Schedule
Exhibit B	Form of Escrow Agreement
Exhibit C	Accounting Methodology

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 11, 2022, is made by and among Nucor Corporation, a Delaware corporation (“Purchaser”), Arthur Holdings Corp., a Delaware corporation (the “Company”), and Arthur Holdings L.P., a Delaware limited partnership (“Seller”). Certain capitalized terms used in this Agreement are defined in Article I.

RECITALS

WHEREAS, as of the date hereof, Seller owns 100% of the issued and outstanding capital stock of the Company, consisting of 1,000 (uncertificated) shares of common stock, par value $0.01 per share (the “Shares”); and

WHEREAS, the Company is the owner of all of the outstanding and issued membership interests of Arthur Parent LLC, a Delaware limited liability company (“Arthur Parent”), which in turn owns all of the outstanding and issued membership interests of C.H.I. Overhead Doors, LLC, an Illinois limited liability company (“C.H.I.”); and

WHEREAS, as of the date hereof, (a) certain executives, including the chief executive officer and chief financial officer of the Company, have entered into employment agreements with C.H.I. and restrictive covenant agreements with Purchaser (the “Restrictive Covenant Agreements”), and (b) Seller has entered into a restrictive covenant agreement with Purchaser, the effectiveness of each of which are contingent upon the Closing; and

WHEREAS, the parties hereto desire that, upon the terms and subject to the terms and conditions hereof, at the Closing, Purchaser will purchase from Seller, and Seller will sell to Purchaser, all of the Shares.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used herein, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 2.5(c).

“Accounting Methodology” means the accounting principles, methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, judgments, assumptions, techniques and estimation methods (including any of the foregoing as they relate to the nature of accounts, calculation of levels of reserves or levels of accruals) set forth on Exhibit C.

“Additional Amount” has the meaning set forth in Section 2.5(e)(ii).

“Affiliate” of any particular Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with such particular Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Income Tax law.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Antitrust Conditions” has the meaning set forth in Section 12.2(a).

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977.

“Antitrust Approvals” has the meaning set forth in Section 12.1.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914 and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Antitrust Termination Fee” has the meaning set forth in Section 12.2(a).

“Arthur Parent” has the meaning set forth in the recitals to this Agreement.

“Audited Financial Statements” has the meaning set forth in Section 5.5(a)(i).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.2.

“Base Purchase Price” means $3,000,000,000.

“Benefit Programs” has the meaning set forth in Section 5.8(a)(ii)

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash and Cash Equivalents” means, with respect to the Company and its Subsidiaries as of the Measurement Time, without duplication, (i) the aggregate amount of all cash and cash equivalents (including marketable securities, short-term (30 day) investments and other liquid investments) and any accrued interest thereon determined in accordance with the Accounting Methodology, plus (ii) all deposits in transit or amounts held for deposit that have not yet cleared, other wire transfers and drafts deposited or received and available for deposit, plus (iii) any and all credit card receivables and credit card deposits in transit, plus (iv) all security or rent or other similar deposits held for the account of the Company and its Subsidiaries, minus (v) outstanding checks or other negotiable instruments used like checks of the Company and its Subsidiaries.

“CBA” has the meaning set forth in Section 5.16(a)(v).

“C.H.I.” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Overpayment Amount” has the meaning set forth in Section 2.5(e).

“Closing Statement” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Debt” means, as of the Measurement Time, without duplication, as to the Company and its Subsidiaries, the aggregate amount (including the current portions thereof) of (a) indebtedness for money borrowed from Persons other than the Company or any of its Subsidiaries (including all interest expense accrued but unpaid on or related to such indebtedness), (b) finance or capital lease obligations as determined in accordance with the Accounting Methodology, (c) the Tax Liability Amount, (d) the amount of any payroll Tax liabilities deferred pursuant to the CARES Act that remain unpaid, (e) unpaid accrued employee severance, (f) unpaid accrued management and director’s fees and (g) indebtedness of the type referred to in the foregoing clauses (a) through (c) that is guaranteed by such Person; provided, however, that notwithstanding the foregoing, Company Debt shall not include (i) deferred revenue or any Taxes related thereto, (ii) any indebtedness of the type referred to in the foregoing clauses (a) through (g) of the Company or any of its Subsidiaries with respect to which the obligee is the Company or any of its Subsidiaries, (iii) any amounts reflected in Transaction Expenses, Tax Refund Amount or Net Working Capital, (iv) any obligations under undrawn letters of credit or similar arrangements or (v) operating lease liabilities recognized in accordance with Accounting Standards Codification 842.

“Company Documents” has the meaning set forth in Section 5.3.

“Company Intellectual Property” means all Intellectual Property that is owned, purported to be owned, used, held for use or otherwise controlled by the Company or its Subsidiaries.

“Company Material Contract” has the meaning set forth in Section 5.16.

“Company Systems” means the computer software and hardware (whether general purpose or special purpose), networks, peripherals and other computer systems that are owned, maintained, or controlled, or otherwise used by or on behalf of, the Company and its Subsidiaries in the current conduct of their respective businesses.

“Confidentiality Agreement” has the meaning set forth in Section 7.5(b).

“Continuation Period” has the meaning set forth in Section 8.3(a).

“Continuing Employees” has the meaning set forth in Section 8.3(a).

“Contract” means any written contract, indenture, note, bond, lease, license, commitment or other legally binding agreement but not including any purchase orders, invoices or sales quotes.

“Copyleft License” means any license of software that requires, as a condition to the use, modification, or distribution of such licensed software, that such software, or any other software that incorporates, is incorporated into, derived from, based on, linked to, or used or distributed with such software, be licensed, distributed, or otherwise made available: (a) in a form other than binary or object code (e.g., in source code form); (b) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification; or (c) without a license fee. “Copyleft Licenses” include at least the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to the COVID-19 Pandemic, including the CARES Act and Families First Act, together with any actions or inaction taken (or omitted), or any plans, procedures or practices reasonably adopted, in each case, in furtherance of compliance with any of the foregoing.

“COVID-19 Pandemic” means the SARS-Cov-2 (and all related strains and sequences) or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“Current Assets” means the current assets of the Company and its Subsidiaries as of the Measurement Time (i) calculated in accordance with the Accounting Methodology and (ii) including only those line items that are included in the example calculation of Current Assets set forth on Exhibit A, provided, that Current Assets shall not include (A) any amounts reflected in Cash and Cash Equivalents, (B) any intercompany assets (i.e., between the Company and/or any of its Subsidiaries, on the one hand, and any other Subsidiary of Company, on the other hand), (C) any Income Tax assets or (D) any deferred Tax assets.

“Current Liabilities” means the current liabilities of the Company and its Subsidiaries as of the Measurement Time (i) calculated in accordance with the Accounting Methodology and (ii) including only those line items that are included in (and excluding any line items specifically excluded from) the example calculation of Current Liabilities set forth on Exhibit A, provided, that Current Liabilities shall not include (A) any amounts reflected in Company Debt or Transaction Expenses, (B) any intercompany liabilities (i.e., between the Company and/or any of its Subsidiaries, on the one hand, and any other Subsidiary of Company, on the other hand), (C) any Income Tax liabilities or (D) any deferred Tax liabilities.

“D&O Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Disposition” has the meaning set forth in Section 7.8.

“Disclosure Schedule” has the meaning set forth in Article IV.

“Dispute Notice” has the meaning set forth in Section 2.5(c).

“Divestiture Action” has the meaning set forth in Section 7.2(c).

“Environmental Laws” means all Laws in effect on or prior to the Closing Date concerning pollution or protection of the environment, including all such Laws relating to the treatment, storage, disposal, transport, discharge, release or cleanup of any Hazardous Materials.

“Equity Interests” means the Shares and any share, capital stock or equity interest in any Person, and any option, warrant, call or other right, agreement or commitment convertible, exchangeable or exercisable thereto or therefor.

“Equity Value” means an amount, calculated as of the Measurement Time, equal to (i) Base Purchase Price plus (ii) Cash and Cash Equivalents minus (iii) Company Debt minus (iv) Transaction Expenses minus (v) the amount, if any, by which the Net Working Capital is less than the Target Working Capital plus (vi) the amount, if any, by which the Net Working Capital is greater than the Target Working Capital plus (vii) the Tax Refund Amount.

“ERISA” has the meaning set forth in Section 5.8(a)(i).

“Escrow Account” means the dedicated escrow account established with the Escrow Agent into which the Escrow Amount shall be deposited pursuant to the Escrow Agreement.

“Escrow Agent” means U.S. Bank N.A.

“Escrow Agreement” has the meaning set forth in Section 3.1.

“Escrow Amount” means $20,000,000.

“Estimated Closing Statement” has the meaning set forth in Section 2.3.

“Estimated Equity Value” means the Equity Value calculated using the estimates included in the Estimated Closing Statement.

“Final Equity Value” means the Equity Value as finally determined in accordance with Section 2.5(a).

“Financial Statements” has the meaning set forth in Section 5.5.

“Fraud” means actual and intentional fraud committed by a party to this Agreement with respect to the making of statement of fact by a party in the express representations and warranties set forth in Article IV, Article V or Article VI of this Agreement, as applicable, with specific intent to deceive and mislead another party hereto and to induce such party to enter into this Agreement; provided, that (i) such false representation is of a material fact, (ii) such party had actual knowledge (as opposed to any claim based on constructive knowledge, negligent or reckless misrepresentation or similar theory) of a material breach of the applicable representation or warranty made in Article IV, Article V or Article VI of this Agreement, as applicable, when such representation or warranty was made, (iii) such statement was made with a specific intent to induce the party to whom such representation or warranty was made to enter into this Agreement and (iv) such statement actually caused such party in justifiable reliance upon such statement to act or refrain from acting in reliance upon it and causing that party to rely thereon and causing such party to suffer actual material damages by reason of such reliance. A claim for Fraud may only be made against the Person committing such Fraud. For the avoidance of doubt, (a) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, or unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness, and (b) only the Person who committed a Fraud shall be responsible for such Fraud and only to the Person that suffered from such Fraud.

“GAAP” means United States generally accepted accounting principles as in effect (i) with respect to financial information for periods on or after the Closing Date, as of the date of this Agreement, and (ii) with respect to financial information for periods prior to the Closing Date, as of such applicable time referenced in this Agreement with respect to any such financial information.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any United States or foreign government, any federal, state, regional, local, foreign or other subdivision thereof, and any instrumentality or official thereof exercising executive, legislative, judicial, regulatory, taxing, or administrative functions.

“Harmful Code” means any mechanism, device or computer code designed or intended to have, or intended to be capable of performing, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such mechanism, device or computer code is stored or installed; or (b) collecting, damaging or destroying any information, data or file, in each case, without the user’s consent or as provided in the applicable specifications, except, for the avoidance of doubt, license keys and other code intended to limit access to or use of a computer system or network or other device to an authorized user.

“Hazardous Material” means any substance, material or waste regulated as hazardous or toxic or words of similar import under any Environmental Law, including petroleum, polychlorinated biphenyls and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Income Tax” means any Tax imposed or determined with reference to gross or net income or profits.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indemnitors” has the meaning set forth in Section 8.2(e).

“Intellectual Property” means any intellectual property and all rights arising out of or associated therewith, including any of the following: (i) patents and patent applications and all reissues, divisionals, re-examinations, renewals, extensions, revisions, continuations and continuations-in-part thereof, and all inventions disclosed therein; (ii) trademarks, service marks, trade names, brands, corporate names, logos, slogans and other indicia of source or origin, including all registrations, applications for registration and renewals thereof and any common law rights arising thereunder, and all goodwill associated with any of the foregoing; (iii) copyrights, mask works, and rights in other works of authorship, moral rights, and registrations and applications for registration thereof; (iv) domain names; (v) trade secrets and rights in other confidential or proprietary information, including confidential or proprietary know-how, processes, techniques, technologies, methods, algorithms, industrial models, research and development information, drawings, specifications, designs, molds, plans, proposals, technical data, financial and marketing plans, pricing and cost information and customer and supplier lists and information; (vi) rights in computer software, data, and databases; and (vii) all rights relating to or associated with the foregoing, whether protected, created, or arising under any Law.

“Interim Financial Statements” has the meaning set forth in Section 5.5(a)(ii).

“Inventory” has the meaning set forth in Section 2.3.

“Inventory Count” has the meaning set forth in Section 2.3.

“IRS” has the meaning set forth in Section 5.8(b).

“K&E” has the meaning set forth in Section 2.2.

“Knowledge” when used with respect to the Company or Seller, means the actual (and not deemed, imputed or constructive) knowledge, following due inquiry of their direct reports, of Dave Bangert and Tisha Pfeiffer, none of whom, for the sake of clarity and the avoidance of doubt, shall have any personal liability or obligations regarding such knowledge.

“Latest Balance Sheet” has the meaning set forth in Section 5.5.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or Order of a Governmental Authority.

“Leases” has the meaning set forth in Section 5.15(b).

“License Agreements” has the meaning set forth in Section 5.13(c).

“Licensed Software” means any software or database owned by any other Person and licensed or otherwise used by the Company or its Subsidiaries.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, or any similar claim or charge.

“Look Back Date” means January 1, 2018.

“Losses” means all losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies; provided that “Losses” shall not include punitive damages.

“Material Adverse Effect” means any event, change, occurrence, circumstance or effect (by itself or taken together with any and all other events, changes, circumstances or effects) that has had or is reasonably expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether there has been, or may be, a Material Adverse Effect: (i) the effect of any change in the United States or foreign economies or securities, financial, banking or credit markets (including changes in interest or exchange rates) or geopolitical conditions in general; (ii) the effect of any change that generally affects the industry in which the Company or any of its Subsidiaries operates; (iii) the effect of any change arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage, civil unrest, riots or terrorism or military actions or any escalation or worsening of any such hostilities, acts of war, sabotage, civil unrest, riots or terrorism or military actions; (iv) the effect of any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or any COVID-19 Measures, curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or material worsening of such conditions that are threatened or existing as of the date of this Agreement; (v) the failure (in and of itself) of the Company or its Subsidiaries to meet any of their internal projections (provided, that the cause or basis for the Company or its Subsidiaries failing to meet such internal projections may be considered in determining the existence of a Material Adverse Effect unless such cause or basis is otherwise excluded by this definition); (vi) any effect resulting from the announcement of this Agreement (including by reason of the identity of Purchaser), compliance with terms of this Agreement or the consummation of the Transactions; (vii) the effect of any changes or proposed changes in GAAP or applicable Laws, or standards, interpretations or enforcement thereof; (viii)

the effect of any action or any omission to act taken by Purchaser or any of its Affiliates with respect to the Transactions or with respect to the Company or any of its Subsidiaries; (ix) the effect of any event or action or omission to act taken by Seller or the Company contemplated by this Agreement or any Related Document or with the written consent of or at the request of the Purchaser; (x) the failure of Purchaser to consent to any of the actions contemplated in Section 7.3 following a request for such consent; (xi) any breach by Purchaser of any of its obligations under this Agreement; (xii) the effect of any communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company and its Subsidiaries, including losses or threatened losses of, or any adverse change in the relationship with employees, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with the Company or any of its Subsidiaries; or (xiii) the effect of any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole; (xiv) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union; or (xv) any events, acts, changes, effects, circumstances or other matters of which Purchaser is aware on the date hereof, including any matter listed on the Disclosure Schedule hereto and including a worsening of any such matters after the date hereof. For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Company and its Subsidiaries, and not against any forward-looking statements, financial projections or forecasts of the Company and its Subsidiaries; and provided further, subparagraphs (vi), (viii) and (ix) shall be deemed not to apply in connection with any Material Adverse Effect referenced in Section 7.2(c).

“Measurement Time” means 12:01 a.m. New York City time on the Closing Date.

“MEP” means payments to employees and/or service providers of the Company and its Subsidiaries pursuant to and in accordance with the Third Amended and Restated Limited Partnership Agreement of Seller (which for the avoidance of doubt are for the account of Seller).

“Net Working Capital” means Current Assets less Current Liabilities, an example calculation of which is set forth on Exhibit A.

“Non-Party Affiliates” has the meaning set forth in Section 13.9.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“Off-the-Shelf Software” means commercially available off-the-shelf computer software where the aggregate payments under the applicable license agreement are less than $100,000 per calendar year.

“Open Source Software” means software that is subject to or licensed, provided or distributed under any open source license (including copyleft license), including any license that satisfies the definition of free software by the Free Software Foundation, satisfies the definition of open source software by the Open Source Initiative, or that is offered under similar types of software licenses.

“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any arbitrator, arbitration panel, or Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company and its Subsidiaries materially consistent with past practice; provided, that any action taken, or omitted to be taken, that relates to, or arises out of the COVID-19 Pandemic or COVID-19 Measures shall be deemed to be in the Ordinary Course of Business.

“Outside Date” has the meaning set forth in Section 12.1(b).

“Owned Company Intellectual Property” has the meaning set forth in Section 5.13(c).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary.

“Payoff Letters” has the meaning set forth in Section 3.1(c).

“Performax” means PerforMax Global LLC, a Pennsylvania limited liability company.

“Permit” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders, or Contracts under any applicable Law or otherwise granted by any Governmental Authority.

“Permitted Liens” means: (i) Liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business, or in connection with construction contracts, for amounts that are not yet delinquent or are being contested in good faith, for which there are adequate reserves set aside; (iii) zoning, entitlement, building and other land use and environmental regulations imposed by any Governmental Authority; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting real property; (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vi) Liens securing Company Debt; (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (viii) Liens arising under leases of property or equipment in favor of the owner thereof; (ix) title of a lessor under capital or operating leases; (x) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business; (xi) Liens arising under or created by this Agreement or any of the Related Documents; (xii) security interests arising under bonding indemnification agreements; (xiii) matters that would be disclosed by an accurate survey or inspection of the real property; and (xiv) Liens described on Schedule 1.1.

“Person” means any individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, firm, Governmental Authority or other entity, of whatever nature.

“Personal Information” means any information relating to an identified or identifiable natural Person.

“Plans” has the meaning set forth in Section 5.8(a)(i).

“PPACA” has the meaning set forth in Section 5.8(c)(x).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Privileged Communications” has the meaning set forth in Section 13.16.

“Proprietary Software” means any software or databases owned or purported to be owned by the Company or its Subsidiaries.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Documents” has the meaning set forth in Section 6.2.

“Purchaser Entities” has the meaning set forth in Section 6.10.

“Purchaser Plans” has the meaning set forth in Section 8.3(c).

“Purchaser Related Parties” means Purchaser, any Affiliate of Purchaser, and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Purchaser Released Parties” has the meaning set forth in Section 8.5.

“Purchaser Releasing Parties” has the meaning set forth in Section 8.5.

“R&W Insurance Policy” has the meaning set forth in Section 7.7.

“Real Property” has the meaning set forth in Section 5.15(c).

“Reconciliation Period” has the meaning set forth in Section 2.5(a).

“Registered Intellectual Property” has the meaning set forth in Section 5.13(a).

“Related Documents” means the Seller Documents, the Company Documents and the Purchaser Documents.

“Released Claims” has the meaning set forth in Section 8.5.

“Representatives” has the meaning set forth in Section 7.8.

“Review Period” has the meaning set forth in Section 2.5(c).

“Sanctioned Person” means any Person: (a) listed on any Sanctions Laws-related list of designated or blocked persons; (b) resident in or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions Laws from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (c) majority-owned by any of the foregoing.

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) or the United Nations Security Council.

“Schedule” means a section of the Disclosure Schedule.

“Securities Act” has the meaning set forth in Section 6.8.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Documents” has the meaning set forth in Section 4.2.

“Seller Related Parties” means Seller, any Affiliate of any of Seller, and each of their respective officers, directors, general partners, managers, agents, attorneys, representatives, successors or permitted assigns. For purposes of this definition, “Affiliate” shall be deemed to include any Person in which any of Seller’s equityholders owns ten percent (10%) or more of the voting Equity Interests.

“Seller Released Parties” has the meaning set forth in Section 8.5.

“Seller Releasing Parties” has the meaning set forth in Section 8.5.

“Seller Related Party Contract” means any Contract between the Company or any of its Subsidiaries, on the one hand, and any Seller Related Party, on the other.

“Shares” has the meaning set forth in the recitals.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Target Working Capital” means $45,000,000.

“Tax” or “Taxes” means all federal, state, local, or foreign taxes, including, ad valorem, capital, documentary stamp, employment, excise, franchise, net income, gross receipts, intangible, payroll, property, sales, use, escheat, unclaimed property, and withholding taxes, together with any interest, additions or penalties with respect thereto imposed by any Taxing Authority.

“Tax Liability Amount” means an amount (which shall never be less than zero ($0) dollars) equal to the sum of the aggregate amount of any accrued and unpaid Income Taxes of the Company and its Subsidiaries for the Pre-Closing Tax Period ending December 31, 2021 and the Pre-Closing Tax Period (or portion thereof) that ends on the Closing Date in respect of solely those jurisdictions in which the Company or its applicable Subsidiary is currently filing Tax Returns determined (i) by including the Transaction Tax Deductions as accrued and deductible in the Pre-Closing Tax Period (or the portion of any Straddle Period) that ends on the Closing Date to the fullest extent permitted under applicable Tax Law (using a “more likely than not” level of comfort); provided, that the parties acknowledge and agree that 70% of any “success-based” fees payable to Goldman Sachs & Co. (or any of its Affiliates) in connection with Closing shall be treated as “more likely than not” deductible in a Pre-Closing Period, (ii) by excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies for contingent Income Taxes or with respect to uncertain Tax positions, (iii) by excluding any Taxes attributable to any action taken by Purchaser or any of its Affiliates (including the Company) after the Closing outside the Ordinary Course of Business, (iv) by including in taxable income all adjustments made pursuant to Section 481 of the Code (or any corresponding provision of state or local Law) that will not previously have been included in income, (v) as if the current taxable period of the Company and each Subsidiary were treated as ending on the Closing Date, (vi) in accordance with the Accounting Methodology and the past practices (including reporting positions, elections and accounting methods) of the Company and its Subsidiaries in preparing its Income Tax Returns (unless otherwise required by Law), (vii) by including any prepayments of Taxes, estimated payments of Taxes and available refunds and credits of Income Taxes resulting from overpayment of such Taxes in a prior taxable period and (viii) by excluding any deferred Income Tax assets and liabilities.

“Tax Refund Amount” means the amount of accrued Tax refunds (or credits in lieu thereof) for Taxes to which the Company or any Affiliate would or are expected to be entitled with respect to Taxes paid by the Company or any Subsidiary prior to the Closing for a Pre-Closing Tax Period upon filing any applicable Tax Return taking into account the Transactions but excluding any refunds or credits to the extent taken into account in determining the Tax Liability Amount.

“Tax Return” means any return, report statement, schedule, any claim for refund or other document (including any amendment thereto) with respect to Taxes filed with any Taxing Authority.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Transaction Expenses” means without duplication, (i) all fees, costs and expenses of counsel, accountants, investment bankers, or other third party advisors engaged in connection with the Transactions (to the extent unpaid as of the Measurement Time) incurred and payable by the Company or its Subsidiaries in connection with the consummation of the Transactions and (ii) subject to clauses (a) through (d) of this definition below, all sale, change of control, retention, success or transaction or other similar bonuses or payments required to be paid to employees, consultants, independent contractors, sales representatives, or directors of the Company or any of its Subsidiaries pursuant to an agreement or other arrangement entered into prior to or at the Closing between the Company and/or one of its Subsidiaries and such Persons and which is contingent upon the Closing, whether alone or in combination with any other event other than an event caused by or initiated by Purchaser ((ii) being “Transaction Agreements”); provided that in no event shall Transaction Expenses include (a) any expenses of, or expenses initiated at the request of, Purchaser or any of its Affiliates, whether related to their respective financing activities related to the Transactions or otherwise, (b) the costs and expenses contemplated by Section 7.2, (c) the “tail” policy contemplated by Section 8.2(c), (d) the Taxes and fees contemplated by Section 8.6(b) to the extent that any such amounts are included in Company Debt or Current Liabilities, or (e) sale, change of control or transaction bonuses or any costs or expenses related thereto with respect to the Class B Units of Seller representing profits interests that have been granted to certain employees or consultants of the Company or any of its Subsidiaries (which for the avoidance of doubt are for the account of Seller).

“Transaction Tax Deductions” means any amounts (without duplication) that are deductible under applicable Income Tax Law and are attributable to (a) Transaction Expenses, (b) the payment of any Company Debt, (c) the payment of any costs or expenses included as liabilities in Net Working Capital or (d) the payment prior to the Measurement Time of any other costs or expenses incurred by the Company or its Subsidiaries in connection with the Transactions (including, for the avoidance of doubt, any amounts that would be Transaction Expenses but for the fact that they are not unpaid as of the Measurement Time). With respect to amounts that constitute success-based fees, Transaction Tax Deductions shall be determined assuming that the Company and its subsidiaries will make an election under Revenue Procedure 2011-29 to treat seventy percent (70%) of such fees as deductible.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Waiving Parties” has the meaning set forth in Section 13.16.

“Willful Breach” means an action or failure to act by one of the parties hereto that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such party’s knowledge or intention that such action or failure to act would reasonably be expected to constitute a material breach of this Agreement, including a failure by a party hereto to consummate the Closing when required pursuant to Section 2.2.

1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement or the Related Documents to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement and the Related Documents. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, the Related Documents or the Schedules is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any Schedule) is or is not material for purposes of this Agreement or the Related Documents. For purposes of calculating the Equity Value, amounts not in U.S. dollars shall be converted from their applicable currencies to U.S. dollars at the exchange rate as published in the Wall Street Journal, Eastern Edition, as of the Closing Date; provided, that, notwithstanding the foregoing, for purposes of calculating the Estimated Equity Value included in the Estimated Closing Statement, amounts not in U.S. dollars shall be converted from their applicable currencies to U.S. dollars at the exchange rate as published in the Wall Street Journal, Eastern Edition, as of the date one day prior to of delivery of the Estimated Closing Statement.

(iii) Exhibits/Schedules/Annexes. All Exhibits, Schedules and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. For purposes of the representations and warranties of the Company, any facts, circumstances, matter or item disclosed in any section of the Schedules shall be deemed to have been adequately disclosed in any other section of the Schedules if it is reasonably apparent from such disclosure or the documentation referenced therein that such disclosure is relevant to the representation or warranty of the Company to which such other section of the Schedules relates. Disclosure of any item on any Schedule shall not constitute or be deemed an admission or indication that such item or matter is material or would have a Material Adverse Effect, and shall not imply a measure for materiality for purposes of this Agreement. No disclosure on a Schedule relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule, Exhibit or Annex but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Legislation. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will purchase, acquire and accept from Seller, and Seller will sell, assign and convey to Purchaser, the Shares free and clear of all Liens (other than restrictions on transfer arising pursuant to federal and state securities laws).

2.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) will take place by conference call and electronic (i.e., email of PDF documents) delivery of documents, at a time and on a date to be designated by Seller and Purchaser, which shall be not later than the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article IX and Article X (other than those conditions that are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the

Closing), or on such other time, date or location as Seller and Purchaser mutually agree (the date upon which the Closing actually occurs being referred to herein as the “Closing Date”). Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously.

2.3 Estimated Closing Statement. No later than three (3) Business Days prior to the Closing, the Company shall deliver to Purchaser a written statement setting forth a good faith estimate of the (i) Net Working Capital; (ii) Cash and Cash Equivalents; (iii) Transaction Expenses; (iv) Company Debt; and (v) the Tax Refund Amount together with a calculation of the Estimated Equity Value (the “Estimated Closing Statement”). On the Closing Date, or at such other time as Purchaser and Seller may mutually agree, Purchaser and Seller, or their designated representatives, shall reasonably cooperate to jointly conduct a physical count and tally of the inventory, raw material, spare parts, work in process, finished products and supplies of the Company (the “Inventory” and such count and tally, the “Inventory Count”); provided, that in no event shall such Inventory Count delay the date of the Closing (or otherwise be a condition to or delay the Closing). Such Inventory shall be valued in accordance with the Accounting Principles.

2.4 Closing Payments.

(a) At the Closing, Purchaser shall pay, or cause to be paid (on behalf of the Company and/or one or more of its Subsidiaries), by wire transfer of immediately available funds, the amount set forth in the Payoff Letters delivered pursuant to Section 3.1(c) to the accounts of the applicable lenders or other parties as set forth in the Payoff Letters.

(b) At the Closing, Purchaser shall pay, or cause to be paid (on behalf of the Company and/or one or more of its Subsidiaries), by wire transfer of immediately available funds, the Transaction Expenses set forth in the Estimated Closing Statement to the applicable recipients thereof as set forth on the Estimated Closing Statement.

(c) At the Closing, Purchaser shall deposit, or cause to be deposited, by wire transfer of immediately available funds to an account designated by the Escrow Agent, an amount equal to the Escrow Amount to be held in accordance with the terms of this Agreement and the Escrow Agreement.

(d) At the Closing, Purchaser shall pay, or cause to be paid, by wire transfer of immediately available funds to the account designated by Seller in the Estimated Closing Statement, an amount equal to the Estimated Equity Value less the Escrow Amount.

2.5 Purchase Consideration Adjustment.

(a) Closing Statement. Within seventy-five (75) days after the Closing Date (the “Reconciliation Period”), Purchaser shall cause to be prepared and delivered to Seller a statement setting forth Purchaser’s good faith calculation of the (i) Net Working Capital; (ii) Cash and Cash Equivalents; (iii) Transaction Expenses; (iv) Company Debt; and (v) Tax Refund Amount together with a calculation of Equity Value based on such amounts (the “Closing Statement”); provided, that, if Purchaser fails to timely deliver or cause to be delivered a Closing

Statement within seventy-five (75) days after the Closing Date, then the Estimated Closing Statement shall be deemed to be the Closing Statement for purposes of Section 2.5(c), and Seller may, in its sole discretion, deliver a Dispute Notice with respect thereto in accordance with Section 2.5(c). The Closing Statement shall include reasonable supporting detail of each of the components of Equity Value and a reconciliation of such components with the amounts delivered in the Estimated Closing Statement. The Closing Statement shall (A) be prepared based upon the books and records of the Company and its Subsidiaries as of the Measurement Time in accordance with the definitions as provided in this Agreement, (B) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions (including those arising from Accounting Standards Codification section 805 (i.e., Business Combinations)) and (C) be based on the facts and circumstances as they exist as of the Measurement Time and shall not take into account (for purposes of establishing reserves or otherwise) any change, circumstance, act, decision, facts, information or development occurring after the Measurement Time. The post-Closing adjustment of Equity Value as set forth in this Section 2.5 is not intended to permit the introduction of different accounting principles, methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, judgments, assumptions, techniques or estimation methods with respect to financial statements (including any of the foregoing as they relate to the nature of accounts, calculation of levels of reserves or levels of accruals) from the Accounting Methodology.

(b) Initial Release of Escrow Amount.

(i) If the Equity Value set forth in the Closing Statement is greater than or equal to the Estimated Equity Value, then Purchaser and Seller shall direct the Escrow Agent to release the entire Escrow Amount to Seller promptly following the delivery of the Closing Statement pursuant to Section 2.5(a).

(ii) If the Estimated Equity Value is greater than the Equity Value set forth in the Closing Statement by an amount less than the Escrow Amount, Purchaser and Seller shall direct the Escrow Agent to release from the Escrow Amount to Seller an amount equal to the excess of (y) the Escrow Amount, less (z) the absolute value of the difference between the Estimated Equity Value and the Equity Value set forth in the Closing Statement promptly following the delivery of the Closing Statement pursuant to Section 2.5(a).

(c) Closing Statement Dispute. If Seller disputes the accuracy of the calculations reflected in the Closing Statement, Seller shall provide written notice to Purchaser no later than forty-five (45) days (such forty-five (45) day period, the “Review Period”) following delivery (or deemed delivery, as applicable) by Purchaser to Seller of the Closing Statement setting forth those items that Seller disputes (the “Dispute Notice”). If Seller does not deliver a Dispute Notice within the Review Period, then the calculation of Equity Value reflected in the Closing Statement shall be deemed final, conclusive and binding on the parties in all respects; provided, however, that the Review Period shall be extended by one day for each day during the Review Period that Purchaser has not provided access or information to Seller in accordance with Section 2.5(d). During the thirty (30) day period following delivery of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve such disputed items. If Purchaser and Seller, notwithstanding such good faith effort, fail to resolve the disputed items set forth in the Dispute Notice within thirty (30) days after Seller delivers the Dispute Notice to Purchaser, then Purchaser or Seller shall jointly engage Grant Thornton LLP, or if such firm is unable or unwilling to accept its appointment, an independent nationally recognized accounting firm with experience in such matters and that is mutually agreed upon by Purchaser and Seller (in either case, the “Accounting Firm”), to resolve the disputed items (acting as an expert and not an arbitrator). As promptly as practicable thereafter, Purchaser and Seller shall each prepare and submit to the Accounting Firm one written presentation (only with respect to the unresolved disputed items set forth in the Dispute Notice) and one written response to the other party’s written presentation; provided, that Purchaser and Seller cannot assign a value to any disputed item that is more favorable to such party than what such party included in the Closing Statement or the Dispute Notice, as applicable; provided further, however, that copies of all such materials are concurrently provided to the other party and that discussions with the Accounting Firm may only occur in the presence (including by telephone) of the other party. As soon as practicable thereafter, but no later than thirty (30) days from the final submission of presentations from Purchaser and Seller, Purchaser and Seller shall use reasonable best efforts to cause the Accounting Firm to render its written decision (including reasonable supporting detail thereto) with respect to only the unresolved disputed items set forth in the Dispute Notice (and no other items) based solely upon the terms and provisions of this Agreement and the presentations by Purchaser and Seller and not by way of an independent review (it being acknowledged and agreed that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not render the determination of the Accounting Firm invalid and shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm). No formal hearing with the Accounting Firm will be held and no discovery will be permitted; provided that at the Accounting Firm’s reasonable request, Seller and Purchaser may respond to requests for additional information or to answer questions from the Accounting Firm. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value of such item claimed by either party. The determination of the Accounting Firm shall establish the Final Equity Value. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm shall be allocated to be paid by Purchaser, on the one hand, and Seller, on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Firm. For example, if Seller claims in a Dispute Notice that the Net Working Capital is $1,000 greater than the amount determined by Purchaser in the Closing Statement, and if the Accounting Firm ultimately resolves the dispute by awarding Seller $600 of the $1,000 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 600 ÷ 1,000) to Purchaser and 40% (i.e., 400 ÷ 1,000) to Seller. Absent fraud or manifest mathematical error, all determinations made by the Accounting Firm will be final, conclusive and binding on all parties to this Agreement in all respects.

(d) Access. For purposes of complying with the terms set forth in this Section 2.5, Purchaser and the Company shall, and shall cause the Company’s Subsidiaries to, cooperate and provide to Seller and its representatives all information, records, data and working papers (including any such materials prepared by outside accountants or other advisors) and shall make available, during normal business hours, all personnel (including outside accountants and other advisors), in each case as may be reasonably requested by Seller in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes with respect thereto.

(e) Payment of Additional Amount; Additional Release of Escrow Amount. No later than two (2) Business Days after the date on which the Final Equity Value is determined pursuant to this Section 2.5:

(i) If the Estimated Equity Value is greater than the Final Equity Value, then (A) Purchaser and Seller shall jointly instruct the Escrow Agent to release to Purchaser from the Escrow Account an amount in cash equal to the amount by which the Estimated Equity Value exceeds the Final Equity Value (the “Closing Overpayment Amount”) (or, if the Closing Overpayment Amount exceeds the then remaining Escrow Amount, to release to Purchaser the entire then remaining Escrow Amount), by wire transfer of immediately available funds to an account designated in such joint instruction and (B) Purchaser and Seller shall jointly instruct the Escrow Agent to release from the Escrow Account any remaining Escrow Amount (after payment of the amount required by clause (A) of this Section 2.5(e)(i)) to Seller.

(ii) If the Final Equity Value is greater than the Estimated Equity Value, then (A) Purchaser shall pay, or cause to be paid, to Seller, an amount in cash equal to such excess (the “Additional Amount”), and (B) Purchaser and Seller shall jointly instruct the Escrow Agent to release any remaining Escrow Amount from the Escrow Account to Seller; provided, that in no event shall the obligation of Purchaser under Section 2.5(e)(ii)(A) in respect of the Additional Amount exceed an amount equal to the Escrow Amount, it being understood and agreed that if the Additional Amount is greater than an amount equal to the Escrow Amount, the maximum payment obligation of Purchaser under Section 2.5(e)(ii)(A) shall be an amount equal to the Escrow Amount.

(iii) If the Final Equity Value is equal to the Estimated Equity Value, there will be no adjustment to the Equity Value pursuant to this Section 2.5(e) and Purchaser and Seller shall jointly instruct the Escrow Agent to release any remaining Escrow Amount from the Escrow Account to Seller.

(f) Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates nor any of their respective managers, officers, directors, employees, advisors, consultants, agents or other representatives shall have any liability to Purchaser, the Company or any of their respective Affiliates for any adjustment amount pursuant to this Section 2.5 except to the extent of the Escrow Amount. Recovery from the Escrow Amount shall be the sole and exclusive remedy available to Purchaser, the Company and any of its or their respective Affiliates for any claims arising out of or relating to this Section 2.5, and neither Purchaser, nor the Company nor any of their respective Affiliates shall have any claim against Seller or any of its Affiliates or any of their respective managers, officers, directors, employees, advisors, consultants, agents or any other representatives in respect thereof.

(g) The parties agree that any amount paid under this Section 2.5 shall be treated as an adjustment to the purchase consideration for Tax purposes and, except to the extent required by applicable Tax Law, not to take any Tax position inconsistent with such treatment.

(h) This Section 2.5 is not intended to be used to adjust for errors or omissions that may be found in respect of the Latest Balance Sheet or any other balance sheet referred to in Section 5.5.

2.6 Withholding. Purchaser and the Company shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under Tax Law; provided, that, (a) under current Law as of the date of this Agreement, provided that Seller delivers the certificate described in Section 3.1(b), the parties agree that no withholding is required from any amounts payable to the Seller pursuant to this Agreement, and (b) promptly upon becoming aware of any change in Law after the date of this Agreement which would require withholding from amounts otherwise payable to the Seller, the Person intending to deduct and withhold any such amounts shall (i) notify Seller in writing of its intention to deduct and withhold such amounts and the reason therefore at least ten (10) days prior to the Closing Date (or promptly after such change in Law occurs, if later, and prior to the Closing Date) or, with respect to any payment made under this Agreement after the Closing, ten (10) days prior to the due date of the applicable payment (or promptly after such change in Law, if later, and prior to the due date of the applicable payment) and (ii) fully cooperate with Seller to reduce or eliminate the amount of any such deduction or withholding to the extent permitted by applicable Law. To the extent that any such required notice is timely provided to Seller (as applicable) and amounts are so withheld and timely paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

CLOSING DELIVERIES

3.1 Deliveries by the Company. At or prior to the Closing, Seller or the Company shall deliver or cause to be delivered to Purchaser the following items:

(a) an escrow agreement, in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”), duly executed by Seller;

(b) a certificate in accordance with the requirements of Treasury Regulations Section 1.1445-2(c)(3), stating that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code; provided, however, that the sole remedy of Purchaser for the Company’s failure to provide such executed certificate to Purchaser shall be to withhold Taxes from the consideration otherwise payable pursuant to this Agreement in accordance with Section 2.6;

(c) pay-off letters in respect of the Company Debt that is set forth on Schedule 3.1(c) (the “Payoff Letters”), providing for the release of all Liens arising under or pursuant to such Company Debt, including, but not limited to, obligating or authorizing the parties to such pay-off letters to file UCC-3 or similar termination statements;

(d) evidence of termination of the Seller Related Party Contracts;

(e) those resignations contemplated by Section 7.4;

(f) a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 9.1(a) and Section 9.1(b) have been satisfied;

(g) an applicable IRS Form W-8 or W-9 from each recipient of funds set forth in the Estimated Closing Statement that are to be paid directly to such recipient by Purchaser; and

(h) the stock ledger of the Company showing the transfer of the Shares to Purchaser, as well as stock powers duly endorsed in blank effecting the transfer of the Shares to Purchaser.

3.2 Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to the Company and Seller the following items:

(a) evidence of payment of the Closing payments set forth in Section 2.4;

(b) the Escrow Agreement, duly executed by Purchaser; and

(c) a certificate of an authorized officer of Purchaser, dated as of the Closing Date, to the effect that the conditions specified in Section 10.1(a) and Section 10.1(b) have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedule of even date herewith (the “Disclosure Schedule”), Seller hereby makes the representations and warranties contained in this Article IV to Purchaser as of the date hereof and as of the Closing Date:

4.1 Organization; Good Standing; Qualification.

(a) Seller is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite power and authority to own, lease and operate its properties, assets and rights and to carry on its business as currently conducted.

(b) Seller is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets, properties, rights or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the Transactions.

4.2 Corporate Authority; Approval. Seller has all requisite limited partnership power and authority to enter into and has taken all limited partnership action necessary to execute, deliver and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the Transactions (the “Seller Documents”) and to consummate the Transactions. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by the Company and Purchaser, constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

4.3 Ownership of Company Shares. As of the date of this Agreement and as of the Closing Date, Seller is the record and beneficial owner of, and has good and valid title to, all of the Shares, free and clear of all Liens (other than restrictions on transfer arising pursuant to federal and state securities laws). Other than the Shares, Seller owns no other Equity Interests in the Company. Seller has full power and authority to sell, transfer, assign and deliver the Shares to Purchaser, and such delivery will convey to Purchaser at the Closing good and valid title to the Shares free and clear of any and all Liens, other than restrictions on transfer arising pursuant to federal and state securities laws. Except pursuant to this Agreement, there is no contractual obligation pursuant to which Seller or any other Person has, directly or indirectly, granted any option, warrant or other right to any person to acquire any Equity Interests in the Company. Seller is not a party to, and the Shares are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other contractual obligation relating to the transfer, participation or voting of such Shares.

4.4 Governmental Filings; No Violations; Certain Contracts.

(a) Except for (i) compliance with, and filings under, the HSR Act; and (ii) such other items as disclosed in Section 4.4(a) of the Disclosure Schedule, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Seller and the consummation of the Transactions, except those that the failure to make or obtain, as the case may be, would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement by Seller does not constitute or result in (i) a breach or violation of, or a default under, the certificate of formation or limited partnership agreement (or similar organizational documents) of Seller or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation, cancellation, acceleration, loss, impairment or alteration or other change of any rights, benefits or obligations under, result in the payment of any fee under, or the creation of a Lien on any of the assets, properties or rights of Seller pursuant to, any Contract, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.4(a), under any Law or Permit to which Seller is subject, except, in the case of clause (ii), for any such breach, violation, termination, default, creation, cancellation, acceleration, loss, impairment, alteration, change, fee or Lien that would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to consummate the Transactions.

4.5 Litigation. There are no legal, arbitration, or investigative proceedings or actions, suits, proceedings, investigations or Orders pending or, to Seller’s Knowledge, threatened in writing against Seller or any of its assets, or rights, which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that are reasonably likely to prohibit or restrain the ability of Seller to enter into this Agreement or any Related Document or to consummate the Transactions. Furthermore, Seller is not subject to any Order that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Disclosure Schedule, the Company hereby makes the representations and warranties contained in this Article V to Purchaser as of the date hereof and as of the Closing Date:

5.1 Organization, Good Standing and Qualification. The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties, assets and rights and to carry on its business as conducted as of the date of this Agreement and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets, properties, rights or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect.

5.2 Capital Structure.

(a) The authorized capital stock of the Company consists of the Shares, all of which, as of the date of this Agreement and as of the Closing, are issued, outstanding and owned beneficially and of record by Seller. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has not granted any options, warrants, rights or other securities convertible into or exchangeable or exercisable for Equity Interests of the Company or its Subsidiaries, or any other Contracts providing for the issuance of additional shares or for the repurchase or redemption of shares of the Equity Interests of the Company or its Subsidiaries.

(b) All of the outstanding shares of capital stock or other Equity Interests of each of the Company’s Subsidiaries are owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Liens (other than restrictions on transfer arising pursuant to federal and state securities laws). Each of the outstanding shares of capital stock or other Equity Interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Section 5.2(b) of the Disclosure Schedule sets forth a true and complete list of each of the Company’s Subsidiaries, together with the jurisdiction of formation of such Subsidiary and the owner of all Equity Interests thereof. The only Subsidiaries of the Company are Arthur Parent, which is 100% owned by the Company, C.H.I., which is 100% owned by Arthur Parent, and Performax, which is 100% owned by C.H.I. Except for the Subsidiaries of the Company listed in Section 5.2(b) of the Disclosure Schedule as set forth above, the Company does not own or control, directly or indirectly, any Equity Interest in any Person, or have any obligation or commitment to acquire any such Equity Interest.

(c) Neither the Company nor any of its Subsidiaries has outstanding any Contracts, bonds, debentures, notes or other obligations the holders of which have the right to vote, participate or any other right (or convertible into or exercisable for securities having the right to vote, participate or any other right) with the stockholders of the Company or any of its Subsidiaries on any matter.

(d) There are no stockholder agreements, voting trusts or other Contracts or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries.

5.3 Corporate Authority; Approval. The Company has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the Transactions (the “Company Documents”) and to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Seller and Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.4 Governmental Filings; No Violations; Certain Contracts.

(a) Except for (i) compliance with, and filings under, the HSR Act; and (ii) such other items as disclosed in Section 5.4(a) of the Disclosure Schedule, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, except those that the failure to make or obtain, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as set forth in Schedule 5.4(b), the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation, cancellation, acceleration, loss, impairment or alteration or other change of any rights, benefits or obligations under, result in the payment of any fee under, or the creation of a Lien on any of the assets, properties or rights of the Company or any of its Subsidiaries pursuant to, any Company Material Contract, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.4(a), under any Law or Permit to which the Company or any of its Subsidiaries is subject, except, in the case of clause (ii), for any such breach, violation, termination, default, creation, cancellation, acceleration, loss, impairment, alteration, change, fee or Lien that would not, individually or in the aggregate, have a Material Adverse Effect.

5.5 Financial Statements.

(a) The following financial statements (such financial statements, the “Financial Statements”) have been made available to Purchaser:

(i) the audited consolidated balance sheet of Arthur Parent and its consolidated Subsidiaries as of December 31, 2021 (the “Audited Financial Statements”), and the related audited consolidated statements of operations and comprehensive income, capital and cash flows for the fiscal year of the Company then ended; and

(ii) the unaudited consolidated balance sheet of Arthur Parent and its consolidated Subsidiaries as of March 31, 2022 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations and income for the three month-period then ended (the “Interim Financial Statements”).

(b) The Financial Statements have been prepared from the books and records of the Company and its Subsidiaries and present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at such dates in accordance with GAAP, except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to the absence of footnotes and other presentation items and year-end adjustments.

5.6 Absence of Certain Changes. Since the date of the Latest Balance Sheet through the date of this Agreement, the business of the Company and each of its Subsidiaries has been conducted, in all material respects, in the Ordinary Course of Business. Since the date of the Latest Balance Sheet through the date of this Agreement, there have not been any changes, events, facts, conditions, effects or occurrences that have had a Material Adverse Effect.

5.7 Litigation and Liabilities. Except as set forth in Schedule 5.7, there are no, and since the Look Back Date there have not been any, legal, arbitration, or investigative proceedings or claims, actions, suits or Orders or, to the Knowledge of the Company, investigations, pending or, to the Knowledge of the Company, threatened in writing in any court or before or by any arbitrator, arbitration panel, or Governmental Authority against the Company or any of its properties, assets, rights, or Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Furthermore, neither the Company or any of its Subsidiaries is subject to any Order that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8 Employee Benefits.

(a) Schedule 5.8(a) hereto provides a list of each of the following, if any, which is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any of their employees or for which the Company or any of its Subsidiaries could reasonably be expected to have any liability or obligation:

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (whether or not subject to the provisions of ERISA), other than any plan that it is mandated by statute or applicable Law or sponsored or maintained or to which contributions are required by a Governmental Authority (each, a “Plan” and collectively referred to as the “Plans”); and

(ii) each equity compensation, phantom equity, bonus, incentive, severance, change in control, retention, deferred compensation or individual employment Contract, plan, policy, arrangement or agreement and each other material benefit or compensation plan, policy, arrangement or program which is not described in Section 5.8(a)(i), in each case, other than any benefit plan that it is mandated by statute or applicable Law or sponsored or maintained by a Governmental Authority (each, a “Benefit Program” and collectively referred to herein as the “Benefit Programs”); provided, however, that Schedule 5.8(a) shall not be required to list standard “offer” letters in jurisdictions where such offer letters are required by applicable Law or are made in the Ordinary Course of Business or employment agreements for individuals with annual base compensation of less than $200,000.

(b) Current copies of each Plan set forth on Schedule 5.8(a) have been made available to Purchaser. There has also been made available to Purchaser, with respect to each Plan set forth on Schedule 5.8(a), the following (to the extent applicable): (i) copies of the most recent Internal Revenue Service (“IRS”) determination letter or advisory or opinion letter with respect to each such Plan intended to qualify under Section 401(a) of the Code; (ii) copies of the most recent summary plan descriptions; and (iii) for the most recent plan year, copies of the Form 5500 annual report and accompanying schedules and any actuarial report (to the extent applicable). Copies or descriptions of each material Benefit Programs set forth on Schedule 5.8(a) have also been made available to Purchaser.

(c) Except as otherwise set forth on Schedule 5.8(c) hereto:

(i) neither the Company nor any of its Subsidiaries contributes to or has an obligation to contribute to, and neither the Company nor any of its Subsidiaries has any obligation or potential liability, including as a result of being treated as a single employer with any other entity under Section 414 of the Code, with respect to (A) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA; or (B) a Plan subject to Section 412 of the Code or Title IV of ERISA;

(ii) each Plan and Benefit Program has been established, funded and maintained in compliance, in all material respects, with its terms and all applicable Laws including, without limitation, ERISA and the Code;

(iii) each of the Plans intended to be qualified under Section 401 of the Code has obtained a favorable determination letter from the IRS or is in the form of a preapproved plan that is the subject of a favorable opinion or advisory letter from the IRS;

(iv) all premiums, contributions or other payments required to be made to the Plans by the Company or its Subsidiaries pursuant to the terms of such Plans and provisions and applicable Law as of the Closing Date have been made;

(v) neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, any Plan or any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA that could reasonably be expected to subject any of the Plans or the Company or its Subsidiaries to a material Tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(vi) there is no claim pending (other than routine claims for benefits) with respect to any of the Plans or Benefit Programs before the IRS or the Department of Labor;

(vii) neither the execution and delivery of this Agreement nor the consummation of the Transactions will: (A) entitle any current or former employee of the Company or any of its Subsidiaries to any payment or benefit, cancellation of indebtedness, or increase in compensation; or (B) accelerate the time of payment or vesting under any Plan or Benefit Program, or otherwise give rise to any obligation to fund or any liability under any Plan or Benefit Program;

(viii) no payment which is or may be made by, from or with respect to any Benefit Program or otherwise to any current or former employee, officer or director of the Company or any of its Subsidiaries in connection with the Transactions, alone, or in combination with any other event, will result in an “excess parachute payment” under Section 280G of the Code or be subject to an excise tax under Section 4999 of the Code;

(ix) neither the Company nor any of its Subsidiaries are party to any contract containing an indemnity or gross-up obligation on or after the Closing for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law);

(x) each of the Company and its Subsidiaries has complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended, and including any guidance thereunder (the “PPACA”). Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) and is not reasonably expected to incur, any material Tax, penalty or liability that may be imposed under Sections 6055 and 6056 of the Code, as applicable, or pursuant to Sections 4980D or 4980H of the Code. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received a written notice regarding an attempt to collect a debt from the IRS regarding a potential PPACA penalty or fine; and

(xi) no Plan or Benefit Program provides health or other life insurance benefits to any former employee of the Company or any of its Subsidiaries, other than health continuation coverage required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state Law.

(d) This Section 5.8 contains the sole representations and warranties of the Company with respect to ERISA or any benefits-related matters.

5.9 Compliance with Laws. Except as set forth in Schedule 5.9, each of the Company and its Subsidiaries (a) is in possession of all material Permits required under any and all applicable Laws for the current operation of its business, except where the failure to have such Permits would not be material to the business of the Company and its Subsidiaries, taken as a whole, and (b) complies with any and all Laws applicable to it, except where the failure to so comply would not have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Schedule 5.9, (i) since the Look Back Date, neither the Company nor any of its Subsidiaries (A) has received or entered into any material citations, complaints, consent orders, compliance schedules or other similar enforcement orders from or with any Governmental Authority or (B) has received any other written notice that indicates material non-compliance with any material applicable Laws, (ii) neither the Company nor any of its Subsidiaries is in default under, and to the Knowledge of the Company, no condition exists that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any material applicable Laws or Permits applicable to the Company or any of its Subsidiaries and (iii) no material formal or informal investigation or review related to the Company or any of its Subsidiaries is being conducted by any commission, board, Governmental Authority or other Person, and, to the Knowledge of the Company, no such investigation or review is scheduled, pending or threatened in writing.

5.10 Environmental Matters.

(a) Each of the Company and its Subsidiaries complies and for the past three years has complied in all material respects with all applicable Environmental Laws.

(b) Each of the Company and its Subsidiaries has obtained, and is and for the past three years has been in compliance in all material respects with, all material Permits required under applicable Environmental Laws for the conduct of its business as currently conducted.

(c) Except as set forth in Schedule 5.9, for the past three years, neither the Company nor any of its Subsidiaries (i) has received or entered into any material citations, complaints, consent orders, compliance schedules or other similar enforcement orders from or with any Governmental Authority under Environmental Laws or (ii) has received any other written notice that alleges material non-compliance with any material applicable Environmental Laws.

(d) There are no claims, actions, suits or proceedings relating to any Environmental Law that are pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority against the Company or any of its Subsidiaries which, if determined adversely, would, individually or in the aggregate, have a Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person for whose liability the Company or any of its Subsidiaries is subject has transported, released, treated, stored, handled or disposed of any Hazardous Materials in violation of, or in a manner or under circumstances currently requiring any reporting, investigation, monitoring, response, remedial or removal action pursuant to, any applicable Environmental Laws, except for any such occurrence which would not have, individually or in the aggregate, a Material Adverse Effect.

(f) To the Knowledge of the Company, all Hazardous Materials generated by or on behalf of the Company or any of its Subsidiaries are and have been handled and disposed of in a manner that is not reasonably likely to give rise to material liability for the Company or any of its Subsidiaries pursuant to, applicable Environmental Laws.

(g) Neither Company nor any of its Subsidiaries has owned or operated any underground storage tanks located on the Real Property.

(h) To the Knowledge of the Company, there is no friable asbestos contained in or forming part of any building, building component, structure or office space comprising a portion of the Owned Real Property, and no polychlorinated biphenyls are used or stored at any of the Owned Real Property or any other property operated by the Company or any of its Subsidiaries, in each case under circumstances reasonably likely to give rise to material liability for the Company or any of its Subsidiaries pursuant to, applicable Environmental Laws.

(i) To the Knowledge of the Company, all air pollution control devices required under applicable Environmental Laws at the Real Property are operating according to all applicable air quality permitting requirements.

(j) Neither the Company nor any Subsidiary has assumed by Contract any material liabilities of any other Person under any Environmental Law that remain unresolved.

(k) To the Knowledge of the Company, neither the Company nor any Subsidiary is currently subject to any material liabilities arising under Environmental Laws with respect to facilities previously owned or operated by the Company or any Subsidiary.

(l) All material environmental audit reports or material environmental site assessment reports in the possession of Seller or the Company that have been conducted with respect to the Company or the Owned Real Property or any other property operated by the Company within the past five years, have been made available to the Purchaser.

(m) This Section 5.10 contains the sole representations and warranties of the Company with respect to Environmental Laws, Hazardous Materials or any other environmental matters.

5.11 Taxes.

(a) The Company and each of its Subsidiaries have filed (or there have been filed on their behalf) with appropriate Taxing Authorities all Income Tax and other material Tax Returns required to be filed by them (taking into account extensions), such Tax Returns are correct and complete in all material respects, and the Company and each of its Subsidiaries have paid all Taxes shown to be due and payable on any such Tax Return. The Company and each of its Subsidiaries have timely withheld and paid over to the appropriate Taxing Authority all material amounts of Taxes they were required to withhold and pay over.

(b) No Subsidiary of the Company has made an election to be treated as a corporation pursuant to Treasury Regulations Sections 301.7701-3 (or any other similar provision of applicable state, local or foreign Tax Law).

(c) As of the date hereof, there are no ongoing audits, examinations, investigations, claims, or judicial proceedings by any Taxing Authority with respect to a material amount of Taxes of the Company or any of its Subsidiaries, and, as of the date hereof, no Taxing Authority has threatened any such action in writing. No written claim has been made by any Taxing Authority in a jurisdiction where neither the Company nor any of its Subsidiaries file an Income Tax or other material Tax Return that it is subject to a material amount of Tax by that jurisdiction, which claim has not been settled or subsequently withdrawn.

(d) There are no Liens for Taxes upon any assets, properties or rights of the Company or any of its Subsidiaries, except for Permitted Liens.

(e) As of the date hereof, there are no outstanding waivers to extend the statutory period of limitations applicable to the assessment or collection of any material amount of Taxes against the Company or any of its Subsidiaries.

(f) The Company has not received and does not have an outstanding request for any ruling or determination from a Taxing Authority regarding a past or pending transaction.

(g) The Company and its Subsidiaries have complied in all material respects with all applicable unclaimed property Laws.

(h) Each of the Company and its Subsidiaries (i) is registered for sales, use, value added, goods and services, and similar Taxes with respect to sales or leases made to customers, purchases made from vendors or services provided to its customers in all jurisdictions where it is required by applicable Law to be so registered and (ii) has complied in all material respects with the applicable Laws relating to such Taxes (including by receiving and retaining any appropriate Tax Exemption certificates and other applicable documentation).

(i) The Company and its Subsidiaries are in compliance in all material respects with any ongoing requirements imposed by a Taxing Authority for any Tax incentive claimed or received.

(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k) Neither the Company nor any of its Subsidiaries (i) has, within the past two years, been a “distributing corporation” or a “controlled corporation” (as such terms are used in Section 355 of the Code) in a distribution intended to qualify in whole or in part for tax free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to

Section 355 of the Code), (ii) is liable for Taxes of any other Person (other than the Company or any of its Subsidiaries) as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any corresponding or similar provision of state, local, or non-U.S. Income Tax Laws, other than as a result of previously having been a member of an Affiliated Group of which the Company or any of its Subsidiaries (or a predecessor thereof) was the common parent) or (iii) is a party to any Tax sharing, allocation or indemnity agreement (other than (1) credit or other commercial agreements the primary purpose of which does not relate to Taxes, (2) agreements solely between or among the Company and/or its Subsidiaries and (3) any agreement with respect to property Taxes payable with respect to leases of property).

(l) Neither the Company nor any of its Subsidiaries is subject to a material amount of Tax in any foreign country other than the country of its incorporation or formation by virtue of (i) having a permanent establishment or (ii) engaging in a trade or business.

(m) The representations and warranties set forth in this Section 5.11 and, to the extent relating to Tax matters, Section 5.8, are the Company’s sole and exclusive representations with respect to Tax matters in this Agreement.

5.12 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is party to or bound by any CBA.

(b) The Company and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, employment practices, terms and conditions of employment, wages and hours, employment discrimination, plant closings and mass layoffs, immigration, workers’ compensation, labor relations, occupational health and safety, disability and unemployment insurance.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no strikes or concerted work stoppages pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries involving its or their employees. To the Knowledge of the Company, there are currently no labor union organizational efforts with respect to employees of the Company or any of its Subsidiaries.

(d) Except as would not reasonably be expected to result in material liability for the Company and its Subsidiaries, (i) all individuals characterized and treated by the Company or its Subsidiaries as independent contractors are properly classified as such under applicable employment Laws and (ii) all employees that would be classified as exempt are properly classified as such under the Fair Labor Standards Act and applicable state wage and hour laws.

(e) This Section 5.12 contains the sole representations and warranties of the Company with respect to labor- and employment-related matters.

5.13 Intellectual Property.

(a) Schedule 5.13(a) hereto sets forth a list of all foreign and domestic issuances and registrations of, and applications for, patents, trademarks, copyright registrations, and domain names (collectively, “Registered Intellectual Property”) owned or purported to be owned by the Company or any of its Subsidiaries. Except as set forth on Schedule 5.13(a), all Registered Intellectual Property that is owned or purported to be owned by the Company and its Subsidiaries is owned by and registered and recorded in the name of the Company or its Subsidiaries and all maintenance, renewal and any other applicable fees with respect to any Company Registered Intellectual Property have been paid.

(b) Schedule 5.13(b), contains a true and complete list of all material Proprietary Software. The Proprietary Software, and to the Knowledge of the Company, the Licensed Software do not contain any Harmful Code. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, delivery, or provision of any Proprietary Software in a manner that subjects any Proprietary Software to any Copyleft License in a manner that results in clause (a), (b), or (c) of the definition of Copyleft License with respect thereto. Neither the Company nor any Subsidiary is a party to any source code escrow Contract or any other Contract requiring the deposit of any source code or related source materials for any Proprietary Software.

(c) The Company and its Subsidiaries (i) own all right, title and interest in or to, free and clear of all Liens other than Permitted Liens, all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (“Owned Company Intellectual Property”), and (ii) have rights to use all other Intellectual Property used by the Company and its Subsidiaries in their respective businesses as currently conducted. The Company and its Subsidiaries have complied in all material respects with all Contracts pursuant to which the Company is licensed or authorized to use any Intellectual Property owned by any other Person (the “License Agreements”), including paying all applicable fees or other consideration owed under such License Agreements. The Company Intellectual Property comprises all of the Intellectual Property necessary to conduct the business of the Company and its Subsidiaries in the same manner as conducted immediately prior to the Closing. To the Knowledge of the Company, no loss or expiration of any material Owned Company Intellectual Property is threatened or pending, except for Intellectual Property expiring at the end of its statutory term (and not as a result of any act or omission by the Company, including any failure to pay any required maintenance fees).

(d) In the six (6) year period prior to the date of this Agreement, there have been no written claims received or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries contesting the validity, ownership, use or enforceability of any of the material Owned Company Intellectual Property.

(e) In the six (6) year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has made any written claim of any violation, misappropriation or infringement by other Persons of any material Owned Company Intellectual Property and, to the Knowledge of the Company, no reasonable grounds for any such claims exist.

(f) The Owned Company Intellectual Property, the use thereof, and the operation of the Company and its Subsidiaries’ respective businesses has not in the six (6) year period prior to the date of this Agreement, and does not violate, infringe or misappropriate any Intellectual Property of any other Person. In the six (6) year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice nor has been party to any legal proceeding alleging that it is violating, misappropriating or infringing upon the Intellectual Property of other Persons in any material respect, and to the Knowledge of the Company, there are no facts or circumstances that could reasonably give rise to any such notices or legal proceedings.

(g) The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of the material trade secrets and proprietary information included in the Company Intellectual Property. No employee, consultant, contractor, or other representative of the Company or its Subsidiaries owns or, to the Company’s Knowledge, claims any rights in or has made written application for, any right, title or interest in or to any Owned Company Intellectual Property.

(h) The Registered Intellectual Property is valid, enforceable and subsisting. The Company and its Subsidiaries take commercially reasonable steps designed to protect the Company Systems and the information stored therein from any unauthorized access, interruption or modification by any third party and to maintain the performance, security, and integrity of the Company Systems and the information stored thereon. The Company Systems are in all material respects adequate and sufficient (including with respect to working condition and capacity) for the conduct and operation of the Company and its Subsidiaries’ respective business as currently conducted. In the three (3) year period prior to the date of this Agreement, there have been no material (i) breakdowns or outages of the Company Systems that have caused any material disruption in the operation of the Company’s and each of its Subsidiaries’ businesses that have not been remediated in all material respects, or (ii) material security breaches of, or other material unauthorized access to, any Company Systems.

(i) In the three (3) year period prior to the date of this Agreement, the Company and its Subsidiaries have materially complied, and taken commercially reasonable measures to ensure that any third Person who processes Personal Information on their behalf have materially complied with respect to data privacy, data security and security breach notification requirements, including applicable Laws dealing with the protection of Personal Information, and neither the Company nor its Subsidiaries have received during such period any written notices alleging its failure to comply with the same, in any material respect.

5.14 Insurance. Schedule 5.14 hereto contains a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company or any of its Subsidiaries as of the date of this Agreement (other than any of the foregoing underlying or maintained in connection with any Plans or Benefit Programs). All such policies are in full force and effect, all material amounts due for premiums with respect thereto covering all periods up to an including the Closing Date will have been paid in accordance with their terms, and no written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy.

5.15 Real Property.

(a) Schedule 5.15(a)(i) hereto sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) the Company or its Subsidiaries (as the case may be) has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all liens and encumbrances as of the Closing Date, except Permitted Liens; (ii) except as set forth in Schedule 5.15(a)(ii), neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) neither the Company nor any of its Subsidiaries has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending with respect to the Owned Real Property, and to the Knowledge of the Company no such eminent domain, condemnation or other similar proceedings are threatened in writing which affect the Owned Real Property.

(b) Schedule 5.15(b)(i) hereto sets forth a list of all leases, subleases, licenses or similar agreements relating to the Company or any of its Subsidiaries’ use or occupancy of real property (“Lease(s)”), true and correct copies of which, together with all amendments, extensions, renewals, guaranties and other material agreements with respect thereto, have been provided or otherwise made available to Purchaser. Except as set forth on Schedule 5.15(b)(ii), with respect to each of the Leases: (i) such Lease is in full force and effect and is a valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto and enforceable in accordance with its terms against the Company or such Subsidiary and, to the Knowledge of the Company, each other party thereto; (ii) the Company’s and its Subsidiaries’ possession and quiet enjoyment of the leased premises under such Lease has not been disturbed and, to the Knowledge of the Company, there are no material disputes in effect with respect to such Lease; (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in material default or breach of such Lease, nor has the Company received written notice of such material default or breach, and, to the Knowledge of the Company, there does not exist any, event, condition or omission that would constitute such material default or breach; and (iv) the Company and each of its Subsidiaries have not subleased, licensed assigned, transferred, or otherwise granted any Person the right to use or occupy such leased premises or any portion thereof.

(c) (i) The only real property used by the Company and its Subsidiaries in connection with the business is the Owned Real Property and the Leases (collectively, the “Real Property”) and (ii) there are no material structural defects in any of the buildings, infrastructure (including walls, roofs or parking) or other improvements situated on the Real Property, and all of the building systems are, in all material respects, in good condition and working order (ordinary wear and tear excepted), and sufficient to conduct the business of the Company and each applicable Subsidiary in the manner currently conducted and do not require any material repairs.

5.16 Contracts.

(a) Except for Plans or Benefit Programs and the Leases listed on Schedule 5.15(b)(i), neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (each, a “Company Material Contract”):

(i) any Contract (other than purchase orders with suppliers or customers entered into the Ordinary Course of Business) that involves annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $1,500,000 which are not cancelable (without penalty, cost or other liability) by giving notice of 90 days or less;

(ii) any Contract for capital expenditures by the Company or any of its Subsidiaries in excess of $750,000;

(iii) any license of material Intellectual Property used, controlled or owned by the Company and its Subsidiaries (other than (A) licenses for Off-the-Shelf Software or Open Source Software, (B) non-exclusive licenses granted by or to suppliers, distributors, vendors, or other third parties in the Ordinary Course of Business, (C) non-disclosure or confidentiality agreements entered into in the Ordinary Course of Business, and (D) Contracts between the Company and its Subsidiaries and their respective employees and contractors on the Company’s or its Subsidiaries’ standard form);

(iv) any Contract relating to the borrowing of more than $750,000 of money;

(v) any Contract with any union, works council or other labor organization covering employees of the Company or any of its Subsidiaries (each, a “CBA”);

(vi) any Contract that purports to materially limit the Company’s or any of its Subsidiaries’ (taken as a whole) freedom to compete freely in any line of business or in any geographic area;

(vii) any Contract involving the sale or purchase of all or substantially all of the assets or capital stock (including by merger) of any Person entered into since the Look Back Date;

(viii) any joint venture agreement or partnership agreement or other similar agreements or arrangements with a third party;

(ix) any Contract, including any option agreement, relating to the acquisition or disposition of any business, capital stock or other equity securities or assets of any other Person (whether by merger, consolidation or other business combination, sale of stock or other securities, sale of assets or otherwise) including any under which the Company or any Subsidiary has a material obligation with respect to an “earn out”, contingent purchase price or similar contingent payment obligation;

(x) any Contract that contains exclusivity obligations, most favored nation obligations, or non-competition obligations or restrictions binding on the Company or any Subsidiary; other than any such agreement that is terminable on less than ninety (90) days’ notice without penalty or that can be terminated at an aggregate cost of less than $250,000;

(xi) all Transaction Agreements;

(xii) any Seller Related Party Contracts; or

(xiii) any Company Material Contract that contains a change of control or anti-assignment provision which would be triggered by the Transactions, or which requires notice or consent to any Person as a result of the Transactions.

(b) Each Company Material Contract listed or required to be listed on Schedule 5.16(a) is a valid and binding obligation of the Company or any of its Subsidiaries that is party thereto and enforceable in accordance with its terms against the Company or such Subsidiary and, to the Knowledge of the Company, each other party thereto, except as would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in material default or breach of any of the Contracts listed on Schedule 5.16(a), except for defaults or breaches that would not have a Material Adverse Effect. Except as set forth on Schedule 5.16(b), no Company Material Contract (i) contains an anti-assignment, “change of control” or similar provision or requires or will require the approval, permission, consent of, or issuance of notice to, any Person as a result of the consummation of the Transactions, nor (ii) will entering into this Agreement and the consummation of the Transactions trigger, result in or give rise to a breach, default, termination or right of termination, acceleration, payment or other penalty (financial or otherwise) in any Person with respect to any Company Material Contract, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has any liability or obligation arising out of, pursuant to, or under the MEP.

5.17 International Trade and Anti-Corruption Matters.

(a) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor any agent or other third party representative (when acting on behalf of the Company or any of its Subsidiaries), is currently: (i) a Sanctioned Person, (ii) engaging in any dealings or transactions with any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws, or (iii) otherwise in violation of applicable Sanctions Laws.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor any agent or other third party representative (when acting on behalf of the Company or any of its Subsidiaries), has since the Look Back Date made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official in violation of any applicable Anti-Corruption Laws.

(c) Since the Look Back Date, neither the Company nor any of its Subsidiaries, to the Knowledge of the Company has, in connection with or relating to the business of the Company or any of its Subsidiaries received from any Governmental Authority any written notice or inquiry, made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation or audit, in each case concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Sanctions Laws.

5.18 Transactions With Affiliates. Schedule 5.18 hereto sets forth all Contracts between the Company or any of its Subsidiaries, on the one hand, and Affiliates of the Company (other than the Company or any of its Subsidiaries), on the other hand, that will not be terminated effective as of the Closing Date. To the Knowledge of the Company, except as disclosed on Schedule 5.18, none of the Company, any of its Subsidiaries or any of their respective Affiliates, directors or officers owns any material property which is used by the Company or any of its Subsidiaries in the conduct of its business. There is no Company Debt between the Company, on the one hand, and any of its Subsidiaries, on the other.

5.19 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has engaged, as of the date hereof, any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except as set forth on Schedule 5.19.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the Disclosure Schedule, Purchaser hereby makes the representations and warranties contained in this Article VI to the Company and Seller as of the date hereof and as of the Closing Date:

6.1 Organization, Good Standing and Qualification.

(a) Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite power and authority to own, lease and operate its properties, assets and rights and to carry on its business as currently conducted.

(b) Purchaser is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets, properties, rights or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to have a material adverse effect on Purchaser’s ability to consummate the Transactions.

6.2 Corporate Authority; Approval. Purchaser has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the Transactions (the “Purchaser Documents”) and to consummate the Transactions. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by the Company and Seller, constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3 Governmental Filings; No Violations; Certain Contracts.

(a) Except for compliance with, and filings under, the HSR Act, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Purchaser and the consummation of the Transactions, except those that the failure to make or obtain, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement by Purchaser does not constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Purchaser or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation, cancellation, acceleration, loss, impairment or alteration or other change of any rights, benefits or obligations under, result in the payment of any fee under, or the creation of a Lien on any of the assets, properties or rights of Purchaser or any of its Subsidiaries pursuant to, any Contract, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 6.3(a), under any Law or Permit to which Purchaser or any of its Subsidiaries is subject, except, in the case of clause (B), for any such breach, violation, termination, default, creation, cancellation, acceleration, loss, impairment, alteration, change, fee or Lien that would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the Transactions.

6.4 Litigation. There are no legal proceedings or material actions, suits, proceedings or Orders pending or threatened against Purchaser that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or any Related Document or to consummate the Transactions.

6.5 Brokers and Finders. Other than Moelis & Company LLC, neither Purchaser nor any of its officers, directors or employees has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.

6.6 Financial Capability. Purchaser (i) has, and at the Closing will have, sufficient immediately available internal funds (without giving effect to any unfunded financing, regardless of whether any such financing is committed) available to pay all amounts required to be paid at Closing pursuant to Article II and any expenses incurred by Purchaser in connection with the Transactions, (ii) does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such funds at the Closing, (iii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and (iv) has not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities. Purchaser’s obligation to consummate the Transactions is not in any way contingent upon or otherwise subject to Purchaser’s consummation of any financing arrangements, Purchaser’s obtaining of any financing or the availability, grant, provision or extension of any financing to Purchaser.

6.7 Solvency. Assuming the conditions to Closing set forth in Article X are satisfied, then immediately after giving effect to all of the Transactions, Purchaser and its Subsidiaries will be Solvent. For the purpose of this Section 6.7, the term “Solvent” when used with respect to any Person, means that, as of any date of determination: (i) the amount of the “fair saleable value” of the assets of such Person shall, as of such date, exceed: (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; and (B) the amount that shall be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; (ii) such Person shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (iii) such Person shall be able to pay its liabilities, including contingent and other liabilities, as they mature. For the purpose of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person shall be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer of property is being made, and no obligation is being incurred, in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser or any of its Subsidiaries (including, following the Closing, the Company and any of its Subsidiaries).

6.8 Investment Intent. Purchaser is acquiring the Shares for its own account, for investment only, and not with a view to any resale or public distribution thereof. Purchaser acknowledges that (a) such equity has not been registered under the Securities Act of 1933 (the “Securities Act”), or any state securities laws, (b) there is no public market for such equity and there can be no assurance that a public market shall develop and (c) it must bear the economic risk of its investment made pursuant to the Transactions for an indefinite period of time. Purchaser is an “Accredited Investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

6.9 Access and Information. Purchaser and each of its representatives acknowledge and agree that they (a) have had full access to and the opportunity to review all of the documents in the “data room” maintained by Datasite or otherwise provided to Purchaser or its representatives on behalf of the Company and (b) have been afforded full access to the books and records, facilities and officers, directors, managers, employees and other representatives of the Company and its Subsidiaries for purposes of conducting a due diligence investigation with respect thereto. Purchaser acknowledges and agrees that it conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and their respective businesses, and, in making their determination to proceed with the Transactions, Purchaser and each of its Non-Party Affiliates have relied solely on the results of such independent investigation and verification and on the representations and warranties of the Company expressly and specifically set forth in Article V (as qualified by the Disclosure Schedules). Purchaser is knowledgeable about the industries in which the Company and its Subsidiaries operate, is capable of evaluating the merits and risks of the Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time.

6.10 No Competitive Assets. Neither Purchaser nor any of its “associates” or “affiliates” (each as defined in 16 CFR 801.1(d)) (collectively, “Purchaser Entities”) hold five percent (5%) or more of the voting securities or non-corporate interests (as “hold,” “voting securities” and “non-corporate interest” are defined under 16 CFR 801) of any entity that manufactures residential or commercial garage doors for sale in the United States.

6.11 Condition of Business; No Other Representations.

(a) Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that none of Seller, the Company or any other Seller Related Party or any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given solely by the Company in Article V (as modified by the Disclosure Schedules). Purchaser further acknowledges and agrees that none of Seller, the Company or any other Seller Related Party or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries, or the Transaction, beyond those expressly set forth in this Agreement in Article V (as modified by the Disclosure Schedules), and none of Seller, the Company or any other Seller Related Party or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including (i) any confidential information memoranda and/or management presentations (including responses to any questions, whether oral or written) distributed on behalf of the Company or any of its Affiliates relating to the Company or any of its Subsidiaries or other publications or data room information provided to Purchaser or its representatives, or any other document, information or projection in any form provided to Purchaser or its representatives in connection with the Transaction or (ii) the pro-forma financial information, projections or other forward-looking statements of the Company or any of its Subsidiaries, in each case in expectation or furtherance of the Transactions.

(b) Purchaser specifically disclaims that it is relying upon or has relied upon any representations or warranties, except for the representations and warranties in Article V (as qualified by the Disclosure Schedules), that may have been made by any Person, and acknowledges and agrees that the Company and Seller have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.

(c) Purchaser acknowledges that the representations and warranties contained herein are for risk allocation purposes and that no officer, agent, representative or employee has, or has been given, the express or implied authority to make or negotiate any representations, warranties or agreements not specifically set forth in this Agreement. Notwithstanding the foregoing, subject to Section 8.5, nothing in this Agreement shall limit or preclude the ability of Purchaser to bring a claim for Fraud.

ARTICLE VII

PRE-CLOSING COVENANTS

7.1 Reasonable Best Efforts. Prior to the Closing, except with respect to the matters described in Section 7.2, which shall be governed by the provisions thereof, each party to this Agreement shall use reasonable best efforts to cause the conditions set forth in Article IX and Article X to be satisfied and to consummate the Transactions as promptly as practicable and in any event before the Outside Date; provided, that the Company and its Subsidiaries shall not be required to expend any funds to obtain any third party consents.

7.2 Regulatory Matters.

(a) Purchaser and Seller shall (i) as promptly as practicable and in any event not more than five (5) Business Days after the date of this Agreement, make or cause to be made any filings required of each of them or any of their respective Affiliates under the HSR Act and (ii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under any applicable Laws with respect to any such filing or any such transaction, including making an appropriate response as promptly as practicable to any requests for additional information or documents by a Governmental Authority pursuant to the HSR Act or any other Antitrust Laws. Any such filings shall specifically request early termination of the waiting period under the HSR Act. Without limiting the foregoing, Purchaser, Seller and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act, other Antitrust Laws or other applicable Laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other party hereto, such consent not to be unreasonably withheld, conditioned or delayed. Subject to applicable Law, each such party shall promptly inform the other party hereto of any material oral communication with, and provide copies of material written communications with, any Governmental Authority regarding any such filings or any such transaction; provided, that materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements or applicable Laws and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Subject to applicable Law, no party hereto shall independently participate in any substantive meeting, whether in-person, telephonic, or videoconference, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in advance in connection with any analyses, appearances, presentations, filings (except for HSR filings), memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act, including providing the other party a reasonable opportunity to review and comment on such draft submissions. Purchaser shall pay all actual out of pocket filing fees associated with such filings but each party shall otherwise pay its own costs and expenses in preparing such filings and responding to any requests for information received from any Governmental Authority in respect of such filings, including but not limited to legal, accounting and economic analyses fees incurred in connection with filings made under the HSR Act and the related obligations set forth in this Section 7.2.

(b) Purchaser shall not, and shall cause the Purchaser Entities and its and their respective Affiliates to not, acquire, invest in or otherwise obtain any interest in or agree to acquire, invest in or otherwise obtain any interest in by merging or consolidating with, or by purchasing any assets of or equity in, or by any other manner, any Person or portion thereof if the entering into a definitive agreement relating to or the consummation of such acquisition, investment, purchase, merger or consolidation would reasonably be expected to (A) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions or (C) delay the consummation of the Transactions. Without limiting the generality of the foregoing, Purchaser shall not, and shall cause its Affiliates not to, take any action that could reasonably be expected to prevent or delay the consummation of the Transactions.

(c) The Parties shall not, and Purchaser shall cause the Purchaser Entities and its and their respective Affiliates to not, take any actions that would reasonably be expected to delay or prevent clearance or the termination or expiration of the waiting period under the HSR Act. Purchaser shall use its reasonable best efforts to (i) obtain the required consents from any Governmental Authority, including the termination or expiration of the waiting period under the HSR Act and antitrust clearances, waiting period terminations or expirations, consents, actions, or non-actions under any other Antitrust Law, as promptly as practicable, including (x) terminating, or agreeing to terminate, existing relationships, contractual rights or obligations of the Purchaser Entities, the Company or any of their respective Subsidiaries or creating or modifying, or agreeing to create or modify, any relationship, contractual right or obligation of the Purchaser Entities, the Company or any of their respective Subsidiaries or (y) selling, divesting or otherwise disposing of or holding separate, any assets, business or voting securities of the Company, or agreeing to any limitations on Purchaser’s freedom of action, ownership or control with respect to any assets, business or voting securities of the Company (or proffering or agreeing to take such actions) as may be necessary to resolve objections, if any, asserted by any Governmental Authority with respect to this Agreement (such action as described in this sub-section (y) a “Divestiture Action”), so as to enable the Transactions to be completed as soon as practicable and in any event by the Outside Date; (ii) at the earliest practicable date make an appropriate response to (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Governmental Authority. Notwithstanding anything to the contrary in this Agreement, the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, stipulation or agreement with any Governmental Authority in connection with divesting or otherwise holding separate, or taking any other action with respect to the existing businesses, assets or properties (or otherwise agreeing to do any of the foregoing) of Purchaser’s Subsidiaries or its Affiliates (which for the purposes of this sentence shall be understood not to include the Company or its Subsidiaries) or (ii) taking, or agreeing to take, any Divestiture Action if such Divestiture Action would have a Material Adverse Effect on the Company.

(d) In the event any proceeding by a Governmental Authority or other Person is commenced which questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties hereto agree to cooperate and use all reasonable efforts to defend against such proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions. Nothing in this Section 7.2(d) shall limit Purchaser’s obligations under Section 7.2(a)-(c) of this Agreement.

7.3 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (i) as set forth on Schedule 7.3(a), (ii) as required by applicable Law (including COVID-19 Measures) or Contract to which the Company or its Subsidiaries is bound, (iii) as otherwise contemplated by this Agreement or any of the Company Documents, (iv) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed; provided, that the consent of Purchaser shall be deemed to have been given if Purchaser does not object in writing within five (5) Business Days from the date on which written request for such consent is provided by the Company to Purchaser), the Company shall use its commercially reasonable efforts to conduct, and cause its Subsidiaries to conduct, in all material respects, their respective businesses in the Ordinary Course of Business.

(b) Other than (i) as set forth on Schedule 7.3(b), (ii) as required by applicable Law (including COVID-19 Measures), (iii) as otherwise contemplated or permitted by this Agreement or any of the Company Documents, or (iv) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed; provided, that the consent of Purchaser shall be deemed to have been given if Purchaser does not object in writing within five (5) Business Days from the date on which written request for such consent is provided by the Company to Purchaser), the Company shall not, and shall not permit its Subsidiaries to:

(i) transfer or issue to any Person (other than the Company or another of its Subsidiaries) any Equity Interests of any of the Company’s Subsidiaries or issue any Equity Interests of the Company;

(ii) amend in any material respect the certificate of incorporation, bylaws or comparable organizational documents of the Company or any of its Subsidiaries;

(iii) except (A) pursuant to any Contract or Plan or Benefit Program existing on the date hereof, (B) in the Ordinary Course of Business or (C) as would otherwise be included in the calculation of Transaction Expenses, materially increase the amount of any bonus or salary to any employee of the Company or any of its Subsidiaries, or enter into any employment or severance agreement (other than “at-will” offer letters or employment agreements that may be terminated on thirty (30) days’ or less notice without severance) with any such employee with annual base compensation exceeding $200,000, or materially increase the benefits under any material Plan or Benefit Program;

(iv) enter into any commitment for capital expenditures of the Company or any of its Subsidiaries to be made following the Closing in excess of the aggregate amount set forth in the budget of the Company and its Subsidiaries for such portion of the applicable fiscal year;

(v) (A) sell, assign, license, transfer, convey or otherwise dispose of any of the material properties or assets (other than Intellectual Property) of the Company and its Subsidiaries with a value in excess of $500,000 individually or (B) sell, assign, license, transfer, convey or otherwise dispose of any material Company Intellectual Property, in each case, other than in the Ordinary Course of Business;

(vi) change its present accounting methods or principles in any material respect, except as required by GAAP or by the Company’s auditors;

(vii) (A) make, change or revoke any material Tax election, (B) settle or compromise any material Tax claim or liability, (C) change any material method of accounting or annual accounting period for Tax purposes, (D) surrender any claim for a refund of a material amount of Taxes or (E) waive or extend the statute of limitations in respect of any amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business); or

(viii) enter into or agree to enter into any merger or consolidation with any Person, or acquire the securities of any other Person, except, in each case, for transactions involving only the Company and/or any of its Subsidiaries.

(c) Notwithstanding anything contained in this Agreement to the contrary, the Company and its Subsidiaries shall be permitted to (i) operate the business of the Company and its Subsidiaries in the Ordinary Course of Business, (ii) take (or not take) actions reasonably and in good faith to respond to any extraordinary event that was not reasonably foreseeable as of the date of this Agreement and occurring after the date of this Agreement that is outside the control of the Company or its Affiliates, to the extent such actions taken (or not taken) are substantially consistent with those taken (or not taken) by other industry participants operating in the business of the Company or any of its Subsidiaries, (iii) maintain through the Closing Date the cash management systems of the Company and its Subsidiaries, maintain the cash management procedures as currently conducted by the Company and its Subsidiaries and periodically settle intercompany balances consistent with past practices (including through dividends and capital contributions) and (iv) (A) dividend all Cash and Cash Equivalents of the Company and its Subsidiaries to Seller or (B) repay or satisfy Company Debt or pay Transaction Expenses of the Company and its Subsidiaries, in either case, prior to the Measurement Time.

(d) Nothing contained in this Agreement shall give Purchaser, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries before the Closing Date. Before the Closing Date, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries. If the Company desires to take an action which would be prohibited pursuant to this Section 7.3 without the written consent of Purchaser, prior to taking such action the Company may request such written consent by sending an e-mail to all of the individuals set forth on Annex 1. Any of the individuals set forth on Annex 1 may grant consent on behalf of Purchaser to the taking of any action that would otherwise be prohibited pursuant to this Section 7.3 by e-mail or such other notice that complies with the provisions of Section 13.6.

7.4 Resignations. The Company shall cause the individuals set forth on Schedule 7.4 to resign (or be removed) as officers, directors or managers of the Company and its Subsidiaries, as applicable, prior to or at the Closing, provided that such resignations will in no way be considered a termination of employment or impact any employment arrangements or agreements.

7.5 Access to Information; Confidentiality.

(a) From the date hereof to the Closing Date or the termination of this Agreement in accordance with its terms, the Company and its Subsidiaries shall provide Purchaser and Purchaser’s authorized agents and representatives reasonable access, at reasonable times and upon reasonable notice, to the executive officers, properties, offices, financial information and Contracts of the Company and its Subsidiaries in each case solely to the extent necessary to consummate the Transactions; provided, however, that (i) such activities are conducted during regular business hours under reasonable circumstances and do not unreasonably interfere with the operations of the Company and its Subsidiaries, (ii) Purchaser and its authorized agents and representatives shall not contact or otherwise communicate with the employees, customers or suppliers of the Company or its Subsidiaries, or any other Person having a business relationship with the Company or its Subsidiaries, unless, in each instance, approved in writing in advance by Seller, (iii) Purchaser and its authorized agents and representatives shall have no right to perform any sampling or testing of soil, surface water, groundwater, air, building materials, or other environmental media or any invasive or subsurface investigations, including of the Leases, (iv) such access or related activities would not cause a violation of any Law or Contract to which the Company or its Subsidiaries is bound, (v) nothing herein shall require the Company or its Subsidiaries to furnish to Purchaser or provide Purchaser with access to information (A) that is subject to an attorney/client or an attorney work-product privilege, (B) that legal counsel for the Company reasonably concludes may give rise to antitrust or competition law issues or violate a protective order or otherwise may not be disclosed pursuant to applicable Law (including any COVID-19 Measures), (C) that is related to the sale or divestiture process conducted by Seller or its Affiliates for the Company and its Subsidiaries vis-à-vis any Person other than Purchaser and its Affiliates, or Seller’s or its Affiliates’ (or their respective representatives’) evaluation of the business of the Company and its Subsidiaries in connection therewith, including projections, financial and other information related thereto, (D) if doing so would violate any Contract or Law to which Seller or any of its Affiliates (including the Company and its Subsidiaries) is party or is subject or provide access to any competitively sensitive information or trade secret, or (E) if Seller or any of its Affiliates (including the Company and its Subsidiaries), on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto and (vi) such access or related activities may otherwise be limited to the extent the Company or any of its Subsidiaries reasonably determine, in light of the COVID-19 Pandemic or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company or its Subsidiaries. It is further agreed that, without the prior written consent of the Company, none of Purchaser or its authorized agents or representatives shall contact any of the customers, suppliers, employees or other business relations of the Company or its Subsidiaries regarding the Transactions, whether in person or by telephone, mail or other means of communication. When exercising their rights under this Section 7.5(a), Purchaser and Purchaser’s representatives shall use their commercially reasonable efforts to minimize any disruption to the business of the Company and its Subsidiaries. Any request for information or access pursuant to this Section 7.5(a) shall be submitted to representatives of Goldman Sachs & Co.

(b) Any information provided to or obtained by Purchaser pursuant to Section 7.5(a) above will be subject to the Confidentiality Agreement dated December 20, 2020, as the same has been amended as of April 9, 2022, between the parties (the “Confidentiality Agreement”), and must be held by Purchaser and in accordance with and be subject to the terms of the Confidentiality Agreement.

(c) Purchaser agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference; provided however and notwithstanding anything to the contrary, the Confidentiality Agreement will terminate and expire effective as of the Closing.

7.6 Consents. Purchaser acknowledges that certain consents to the Transactions may be required from parties to Contracts to which the Company and/or its Subsidiaries is a party (including the Company Material Contracts) and such consents have not been obtained and may not be obtained. Seller shall use its reasonable good faith efforts prior to Closing to obtain any required contractual consents under Company Material Contracts set forth on Schedule 5.16(b); provided, that Seller and its Subsidiaries shall not be required to expend any funds to obtain any such third party consents. Purchaser agrees that neither the Company nor Seller shall have any liability whatsoever to Purchaser (and Purchaser shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been required in connection with the Transactions or because of the default, acceleration or termination of loss of right under any such Contract as a result thereof. Purchaser further agrees that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached and no condition of Purchaser shall be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination or loss of right or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right. At Purchaser’s written request prior to the Closing, the Company shall cooperate with Purchaser (at Purchaser’s sole cost and expense) in any reasonable manner in connection with Purchaser’s obtaining any such consents; provided that, notwithstanding anything to the contrary contained herein, such cooperation shall not include any requirement of the Company or any of its Affiliates to expend money, commence any litigation or arbitration proceeding or offer or grant any material accommodation (financial or otherwise) to any third party.

7.7 R&W Insurance Policy. In the event Purchaser or any of its Affiliates elects to obtain a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Insurance Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne solely by Purchaser or such Affiliate, (b) such R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the R&W Insurance Policy industry), (c) Purchaser shall provide Seller a reasonable opportunity to review the R&W Insurance Policy and provide reasonable comments in advance of binding coverage, (d) such R&W Insurance Policy shall expressly waive any claims of subrogation (except in the case of Losses resulting from Fraud with respect to the making of the representations and warranties contained in Article V of this Agreement (as qualified by the Disclosure Schedules)) against Seller, (e) the Seller Related Parties shall be intended third party beneficiaries of the R&W Insurance Policy and (f) none of Purchaser or any of its Affiliates shall amend, waive, modify or otherwise revise the R&W Insurance Policy in any manner inconsistent with the foregoing.

7.8 Exclusive Dealings. Seller and the Company hereby agree that until the earlier of (a) termination of this Agreement in accordance with Article XII or (b) the Closing, Seller and the Company shall, and shall cause their respective controlled Affiliates and direct their respective Representatives to, deal exclusively with Purchaser as a counterparty in the Transactions, and shall not, and shall each cause their controlled Affiliates and direct their respective affiliates and officers, directors, shareholders, members (including any entity owned by Kohlberg Kravis Roberts & Co. L.P. which may be the ultimate owner of the Company), professional consultants (including counsel and financial advisors or brokers), agents, and anyone acting on their behalf (collectively, “Representatives”), not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to any other third party (other than Purchaser) which would reasonably be expected to lead, directly or indirectly, to (a) a sale or disposition of all, substantially all, or a material portion of the assets of the Company or (b) the issuance or sale of any shares, membership interests or other ownership interests of Seller or the Company (or the right to acquire the same) or other merger, consolidation, restructuring or reorganization involving Seller or the Company, other than management equity issuances in the ordinary course of business (the foregoing (a) through (b), a “Disposition”). Seller and the Company each hereby represent that they have, and have directed each of their respective Representatives to have, as of the date hereof, terminated any and all other negotiations related to any Disposition with all third parties other than Purchaser. For the avoidance of doubt, Seller and the Company shall be responsible for any breach of this Section 7.8 by any of their respective Representatives.

7.9 Seller Related Party Contracts. Subject to Section 8.2 and except as set forth on Schedule 7.9, Seller shall cause any Seller Related Party Contracts to be terminated at or prior to Closing without any further obligation or liability to the Company, any of its Subsidiaries, Purchaser or any of its Affiliates (including any Liability arising from such termination), other than any Contracts solely between the Company, on the one hand, and any of its Subsidiaries, on the other.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1 Further Assurances. From and after the Closing, upon the reasonable request and at the cost and expense, if any, of the other party, each party shall use commercially reasonable efforts to execute, acknowledge and deliver all such additional instruments and other documents and take, or cause to be taken, such further actions as may be reasonably required or necessary to carry out the Transactions.

8.2 Director and Officer Liability and Indemnification.

(a) From and after the Closing Date, Purchaser shall, or shall cause the Company to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law (to the extent consistent with the Company’s organizational documents), the individuals who on or prior to the Closing Date were directors, officers, managers, equityholders or employees of the Company or any of its Subsidiaries (collectively, the “D&O Indemnified Parties”) with respect to all acts or omissions by them in their capacities as such or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries or taken at the request of the Company or any Subsidiary at any time prior to the Closing Date. Purchaser agrees that all rights of the D&O Indemnified Parties to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective governing documents of the Company or any Subsidiary as in effect as of immediately prior to the Closing, and any indemnification agreements or arrangements of the Company or any Subsidiary shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Purchaser shall not, and shall cause the Company and its Subsidiaries not to, for a period of six (6) years following the Closing, amend or otherwise modify such rights or agreements in any manner that would adversely affect the rights of the D&O Indemnified Parties. In addition, to the extent provided in the certificate of incorporation, bylaws or similar governing documents of the Company or its Subsidiaries, as applicable, as in effect as of immediately prior to the Closing, Purchaser shall, or shall cause the Company to, pay any and all legal and other fees, costs and expenses (including the cost of investigation and preparation) of any D&O Indemnified Party under this Section 8.2, as incurred to the fullest extent permitted under applicable Law (to the extent consistent with the Company’s organizational documents as of the Closing Date), provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. Purchaser shall also, or shall cause the Company to, pay all fees, costs and expenses, including attorneys’ fees that may be incurred by a D&O Indemnified Party in enforcing this Section 8.2 or any action involving a D&O Indemnified Party resulting from the Transactions.

(b) For not less than six (6) years after the Closing, unless otherwise required by applicable Law, the governing documents of the Company and its Subsidiaries shall contain provisions no less favorable to the D&O Indemnified Parties with respect to the indemnification of and advancement of expenses to directors, officers and employees than are set forth in the governing documents of the Company in effect as of immediately prior to the Closing.

(c) At or prior to the Closing Date, Purchaser shall purchase (and pay for in full at Purchaser’s sole expense) a “tail” prepaid insurance policy with respect to the D&O Indemnified Parties’ that shall provide such D&O Indemnified Parties coverage for six (6) years following the Closing (including with respect to acts or omissions occurring in connection with this Agreement and the Transactions) on terms with respect to such coverage and amount no less favorable to the D&O Indemnified Parties than those of such policies that are in effect on the date of this Agreement. Purchaser shall, and shall cause the Company to, maintain such policy in full force and effect from and after the Closing Date. For the avoidance of doubt, the cost of such policy shall not constitute a Transaction Expense.

(d) In the event that Purchaser, the Company or any of its Subsidiaries or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Company or any of its Subsidiaries shall assume all of the obligations thereof set forth in this Section 8.2.

(e) The obligations under this Section 8.2 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 8.2 applies without the consent of such D&O Indemnified Party (it being expressly understood that (i) the D&O Indemnified Parties to whom this Section 8.2 applies shall be third party beneficiaries of this Section 8.2 and shall be entitled to enforce the covenants contained herein and (ii) the rights set forth in this Section 8.2 are in addition to, and not in substitution of, any other rights to indemnification or contribution that any D&O Indemnified Party may have). Purchaser hereby acknowledges that certain D&O Indemnified Parties may have rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Company and the Subsidiaries (collectively, the “Indemnitors”). Purchaser hereby agrees (i) that Purchaser and the Company are the indemnitors of first resort (i.e., their obligations to the D&O Indemnified Party are primary and any obligation of the Indemnitors are secondary), but solely with respect to any acts or omissions by the D&O Indemnified Parties in their capacities as directors, officers, managers, equityholders or employees of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries or taken at the request of the Company or any Subsidiary at any time prior to the Closing Date (collectively, “Indemnifiable Claims”), (ii) Purchaser and the Company shall be required to advance the full amount of expenses incurred by any D&O Indemnified Party with respect to any Indemnifiable Claims and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement of any Indemnifiable Claims to the extent required by the terms of this Agreement or the Company’s or its Subsidiaries’ respective certificate of incorporation, by-laws or comparable organizational documents (or any other agreement between the Company or any of the Subsidiaries and any such D&O Indemnified Party), without regard to any rights the D&O Indemnified Party may have against the Indemnitors, and (iii) Purchaser and the Company irrevocably waive, relinquish and release the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect of any Indemnifiable Claims. Each of Purchaser and the Company further agree that no advancement or payment by an Indemnitor on behalf of a D&O Indemnified Party with respect to any Indemnifiable Claim for which a D&O Indemnified Party has sought indemnification from the Company shall affect the foregoing and the applicable Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnified Party against the Company for any such Indemnifiable Claim. Purchaser and the D&O Indemnified Parties agree that the Indemnitors are express third party beneficiaries of the terms of this Section 8.2(e).

8.3 Employees.

(a) For a period of at least twelve (12) months following the Closing (the “Continuation Period”), Purchaser shall, or shall cause the Company and its Subsidiaries to, provide those employees who are employed by the Company and its Subsidiaries on the Closing Date (including employees on vacation, leave of absence, short or long-term disability) (the “Continuing Employees”) with (i) base salary or base wages and cash bonus opportunities that are each no less favorable in the aggregate than those being provided (or made available) to each Continuing Employees immediately prior to the Closing, (ii) severance and termination benefits that are no less favorable in the aggregate to those provided to each Continuing Employee immediately prior to the Closing and (iii) other employee benefits that are no less favorable in the aggregate than those benefits (including severance) provided by the Company prior to Closing.

(b) From and after the Closing Date, Purchaser or the Company and its Subsidiaries shall honor all contractual obligations under the Plans and Benefit Programs in accordance with their terms as in effect immediately prior to the Closing Date.

(c) From and after the Closing, Purchaser shall (i) provide to Continuing Employees full credit for all purposes (including for purposes of eligibility, vesting and benefit determination) under any and all benefit or compensation plans, policies or arrangements maintained by Purchaser or any of its Affiliates (including the Company or its Subsidiaries) in which such Continuing Employee is eligible to participate (collectively, the “Purchaser Plans”) for such Continuing Employees’ service with the Company or any of its Subsidiaries (or any predecessor entity) to the same extent recognized by the Company and its Subsidiaries under the Plans and Benefit Programs; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits or under any incentive plan, defined benefit plan or retiree health or insurance plan; (ii) use commercially reasonable efforts, under the applicable Purchaser Plan, to waive all limitations as to preexisting condition, exclusions, actively at work requirements, evidence of insurability and waiting periods with respect to participation and coverage requirements under any Purchaser Plan that is a health or welfare benefit plan; and (iii) use commercially reasonable efforts, under the applicable Purchaser Plan, to provide credit under any Purchaser Plan that is a health or welfare benefit plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs.

(d) Purchaser shall be solely responsible for satisfying the requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(e) From and after the Closing, Seller shall cause all amounts payable pursuant to the MEP to be paid pursuant to the terms thereof.

8.4 Access to Books and Records. From and after the Closing Date, Purchaser shall, and shall cause the Company and its Subsidiaries to, provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying at Seller’s expense), at reasonable times and upon reasonable notice, to the books and records, including without limitation, the information, records and documents relating to Taxes of the Company and its Subsidiaries with respect to periods prior to the Closing. Unless otherwise consented to in writing by Seller, Purchaser shall not permit the Company and its Subsidiaries, for a period of seven (7) years (or longer if required by applicable Law) following the Closing Date, to destroy, alter or otherwise dispose of any documents of any kind (including those relating to Taxes or the preparation of any Tax Return), or books and records of the Company or its Subsidiaries, or any portions thereof, relating to periods prior to the Closing without first giving thirty (30) days’ prior written notice to Seller and offering to surrender to Seller such books and records or such portions thereof. Following notice of such destruction, alteration or disposition, if Seller so requests during such thirty (30) day period, Purchaser shall cause the Company and its Subsidiaries to permit Seller to take possession of such books and records.

8.5 Release. Effective as of the Closing, (a) each of Purchaser and the Company (and, from and after the Closing, shall cause their respective Subsidiaries and Affiliates and each of its and their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Purchaser Releasing Parties”)) irrevocably and unconditionally releases and forever discharges Seller and its Affiliates and each of their respective current and former officers, directors, employees, equityholders, partners, stockholders, members, advisors, successors and assigns (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or equity (the “Released Claims”) which the Purchaser Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Seller Released Parties occurring or arising on or prior to the date of this Agreement, and each of the Purchaser Releasing Parties hereby agrees not to sue or bring any action in respect of the Released Claims; and (b) Seller (and, from and after the Closing, shall cause its respective Subsidiaries and Affiliates and each of its and their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Seller Releasing Parties”)) irrevocably and unconditionally releases and forever discharges Purchaser and its Affiliates and each of their respective current and former officers, directors, employees, equityholders, partners, stockholders, members, advisors, successors and assigns (collectively, the “Purchaser Released Parties”) of and from any and all Released Claims which the Seller Releasing Parties may have against each of the Purchaser Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Released Parties occurring or arising on or prior to the date of this Agreement, and each of the Seller Releasing Parties hereby agrees not to sure or bring any action in respect of the Released Claims. The Released Claims shall include those actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts, covenants, claims and demands:

(a) arising out of, or relating to, the organization, management or operation of the businesses of the Company or of its Subsidiaries relating to any matter, occurrence, action or activity on or prior to the Closing Date;

(b) relating to this Agreement and the Transactions (excluding for the avoidance of doubt any claims related to any payments required to made pursuant to Article II hereof);

(c) arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules, Exhibits and Annexes hereto, the Company Documents, or in any certificate contemplated hereby and delivered in connection herewith; and

(d) relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Company and its Subsidiaries to Purchaser in connection with this Agreement via the “data room” maintained by Datasite.

The Seller Released Parties or Purchaser Released Parties to whom this Section 8.5 applies shall be third party beneficiaries of this Section 8.5.

Notwithstanding anything to the contrary set forth in this Section 8.5, in no event shall the Retained Claims (as defined in the Restrictive Covenant Agreements) of any Seller Releasing Party (as they would apply to any such Person, mutatis mutandis) be included in the definition of Released Claims.

8.6 Tax Matters.

(a) Straddle Period Allocation. For purposes of this Agreement, in the case of any Tax (or Tax refund or credit) imposed on the Company or any of its Subsidiaries with respect to a Straddle Period, the portion of such Tax (or Tax refund or credit) that is allocable to the portion of such Straddle Period ending on the Closing Date shall be (i) in the case of any Taxes other than Income Taxes and Taxes based on receipts, sales or payments and other Taxes that are transactionally based, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Income Taxes and Taxes based on receipts, sales or payments and other Taxes that are transactionally based (or Income Tax refunds), be deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date, provided that all permitted allowances, credits, exemptions and deductions that are normally computed on the basis of an entire year period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the pre-Closing portion of the Straddle Period and the post-Closing portion of the Straddle Period in proportion to the number of days in each such period.

(b) Transfer Taxes. Purchaser shall pay when due, and will indemnify and hold the Seller Related Parties harmless against, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions, and all necessary Tax Returns and other documentation with respect to such Taxes shall be prepared and filed by Purchaser at Purchaser’s sole cost and expense.

(c) Elections. No election shall be made under either Section 336 or Section 338 of the Code (or election to similar effect) with respect to the Transactions.

(d) Intermediary Transaction Tax Shelter. Purchaser shall not take any action or cause any action to be taken with respect to the Company subsequent to the Closing that would cause the Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in IRS Notice 2001-16 and/or IRS Notice 2008-111.

(e) Until the determination of Final Equity Value, without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser and its Affiliates shall not, and shall cause the Company and its Subsidiaries not to, (i) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return with respect to a Pre-Closing Tax Period or Straddle Period, (ii) carry back any Tax Attribute of any of the Company or any of its Subsidiaries from a Tax period ending after the Closing Date to any Pre-Closing Tax Period or (iii) participate in any voluntary disclosure program or similar arrangement with any Taxing Authority with respect to any Pre-Closing Tax Period, in each case, solely to the extent such action or inaction would reasonably be expected to affect the determination of Equity Value.

8.7 Registered Intellectual Property. Without limiting any other obligation herein, until the date that is one (1) year from the Closing Date, Seller will provide all assistance reasonably required by Purchaser to obtain and record all necessary assignments, declarations, and other documentation to record and perfect the Company and its Subsidiaries’ ownership interest in the Registered Intellectual Property required to be set forth on Schedule 5.13(a).

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by Purchaser to the extent permitted by applicable Law:

9.1 Accuracy of Representations and Warranties and Compliance with Obligations.

(a) (i) The representations and warranties of (A) Seller set forth in Section 4.2 (Corporate Authority; Approval) and the first sentence of Section 4.3 (Ownership of Company Shares) and (B) the Company set forth in Section 5.1 (Organization; Good Standing and Qualification), Section 5.2(a) (Capital Structure), Section 5.3 (Corporate Authority; Approval) and Section 5.19 (Brokers and Finders) shall be true and correct in all material respects, as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be true and correct in all material respects as of such earlier date), (ii) the representations and warranties of (A) Seller set forth in the first sentence of Section 4.3 (Ownership of Company Shares) and (B) the Company set forth in Section 5.2(a) (Capital Structure) shall be true and correct in all but de minimis respects, as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be true and correct in all material respects as of such earlier date) and (iii) the other representations and warranties of Seller and the Company set forth in Article IV and Article V shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be true and correct as of such earlier date), except in each case under this clause (ii) where the failure of any such representations and warranties to be so true and correct does not result in a Material Adverse Effect; provided, that solely for purposes of clause (ii), qualifications as to “materiality” and “Material Adverse Effect” contained in such representations and warranties shall be disregarded (except with respect to any such qualification to the extent it qualifies an affirmative requirement to list specified items on a section of the Disclosure Schedules).

(b) The Company and Seller shall have performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date.

9.2 Orders. There shall not be in effect on the Closing Date any legally binding Order enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

9.3 HSR. The waiting period applicable to the Transactions under the HSR Act shall have expired or early termination shall have been granted, there is no agreement with any Governmental Authority in effect not to consummate the transaction.

ARTICLE X

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND SELLER

The obligations of the Company and Seller to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by the Company or Seller to the extent permitted by applicable Law:

10.1 Accuracy of Representations and Warranties and Compliance with Obligations.

(a) The representations and warranties of Purchaser set forth in Article VI shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be true and correct as of such earlier date), except in each case where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to affect Purchaser’s ability to consummate the Transactions in any material respect.

(b) Purchaser shall have performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date.

10.2 Orders. There shall not be in effect on the Closing Date any legally binding Order enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

10.3 HSR. The waiting period applicable to the Transactions under the HSR Act shall have expired or early termination shall have been granted, there is no agreement with any Governmental Authority in effect not to consummate the transaction.

ARTICLE XI

SURVIVAL

11.1 No Survival. The representations and warranties and covenants and agreements (to the extent contemplating or requiring performance at or prior to the Closing) of the Company set forth in this Agreement or in any certificate delivered in connection with this Agreement shall not survive the Closing. Each of the representations and warranties of the Company set forth in this Agreement or in any certificate delivered in connection with this Agreement shall terminate effective immediately as of the Closing. The covenants and agreements of the Company set forth in this Agreement and in any other document delivered in connection herewith to the extent contemplating or requiring performance prior to the Closing shall terminate effective immediately as of the Closing. Each covenant or agreement contained herein which is to be performed by its terms after the Closing shall survive until the last date for performance of such covenant or agreement as provided in this Agreement.

11.2 Certain Waivers. Purchaser, for itself and on behalf of the other Purchaser Related Parties (including, after the Closing, the Company and its Subsidiaries), intend to and acknowledge and agree that, from and after the Closing, to the fullest extent permitted under applicable Law, including by contractually shortening the applicable statute of limitation, any and all rights, claims and causes of action it may have against any Seller Related Party relating to the operation of the Company and its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or the Disclosure Schedule or the Transactions, whether arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law or the Comprehensive Environmental Response, Compensation, and Liability Act or any other Environmental Law) are hereby irrevocably waived except for rights, claims and causes of action for Losses in the case of Fraud. Furthermore, without limiting the generality of this Section 11.2, no claim shall be brought or maintained by, or on behalf of, Purchaser or any Purchaser Related Party (including, after the Closing, the Company and its Subsidiaries) against any Seller Related Party, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of the Company or any other Person delivered hereunder, the subject matter of this Agreement or the Disclosure Schedule or the Transactions, the business or the ownership, operation, management, use or control of the business of any of the Company or its Subsidiaries, any of their assets, or any actions or omissions at, or prior to, the Closing.

11.3 No Other Representations. Neither Seller nor the Company is making nor has authorized any Person to make any representation or warranty of any kind or nature expressed or implied other than as expressly made in Article IV and/or Article V (each as qualified by the Disclosure Schedules) and neither Seller, the Company nor any other Seller Related Party nor any other Person shall be liable in respect of the accuracy or completeness of any information provided to Purchaser or its Affiliates in connection with this Agreement. The representations and warranties of Seller in Article IV and the Company in Article V (each as qualified by the Disclosure Schedules) constitute the sole and exclusive representations and warranties made to Purchaser in connection with the Transactions. Purchaser acknowledges and agrees that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and their respective businesses, and, in making their determination to proceed with the Transactions, Purchaser and each of their Non-Party Affiliates have relied solely on the results of such independent investigation and verification and on the representations and warranties of Seller and the Company, each as expressly and specifically set forth in Article IV and/or Article V (each as qualified by the Disclosure Schedules). In particular, without limiting the generality of this Section 11.3, neither Seller nor the Company is making nor has authorized any Person to make any representation or warranty, and disclaims all liability and any responsibility for any such representation or warranty, with respect to (a) any estimates, predictions, projections, pro-forma financial information, forecasts or budgets previously delivered or made available to (or otherwise acquired by) Purchaser or any of its Affiliates or representatives concerning future revenues, expenses, expenditures, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, (b) the confidential information memorandum or similar document and any management presentation provided to Purchaser or any of its Affiliates in connection with the sale process for the Company, (c) any information delivered or made available pursuant to Section 7.5 or (d) any other information or documents made available to Purchaser or its Affiliates or representatives with respect to the Company and its Subsidiaries in any online data room established for the sale of the Company and its Subsidiaries, except as expressly covered in Article IV or Article V. Except as set forth expressly in this Agreement, the condition of the assets of the Company and its Subsidiaries shall be “as is” and “where is” and neither Seller nor the Company makes any warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the assets of the Company or any of its Subsidiaries or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Except for the representations and warranties in Article IV and/or Article V (each as qualified by the Disclosure Schedules), Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and Seller have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.

11.4 Certain Acknowledgements. Purchaser acknowledges and agrees that the agreements contained in this Article XI are an integral part of the Transactions and that without these agreements set forth in this Article XI the Company and Seller would not enter into this Agreement or otherwise agree to consummate the Transactions.

ARTICLE XII

TERMINATION

12.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing as follows:

(a) by the mutual written consent of Purchaser and the Company;

(b) by Purchaser or the Company, upon written notice to the other, if the Closing shall not have occurred on or prior to the close of business on the date that is ninety (90) days from the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to a party if such party is in breach of any covenant, agreement, representation or warranty contained in this Agreement, which breach has prevented the satisfaction of any condition set forth in Section 10.1(a) or Section 10.1(b) (in the case of breach by Purchaser) or Section 9.1(a) or Section 9.1(b) (in the case of breach by the Company); provided, further, that the Outside Date shall automatically be extended by one or more thirty (30) day extensions (provided that, in no event shall such extensions exceed five hundred and forty (540) days in the aggregate), if the condition to Closing set forth in Section 9.2 (as it relates to the Antitrust Laws), Section 9.3, Section 10.2 (as it relates to the Antitrust Laws) or Section 10.3 remains unsatisfied or unwaived on the Outside Date (“Antitrust Approvals”); provided, further, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to any party during the pendency of any proceeding for specific performance of this Agreement provided by Section 13.15, and in such case, the Outside Date shall automatically be extended following completion of such proceeding such that the Outside Date shall be ten (10) Business Days following the completion of such proceeding;

(c) by Purchaser or the Company, upon written notice to the other party, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which the Company or its Subsidiaries does business has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to any party whose breach of any provision of this Agreement results in or causes such Order or other action or if such party is in breach of any covenant, agreement, representation or warranty contained in this Agreement, which breach has prevented the satisfaction of any condition set forth in Section 10.1(a) or Section 10.1(b) (in the case of breach by Purchaser) or Section 9.1(a) or Section 9.1(b) (in the case of breach by the Company or Seller);

(d) by the Company, if (i) Purchaser has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 10.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Purchaser contained in this Agreement such that the closing condition set forth in Section 10.1(a) would not be satisfied, and in the case of both clauses (i) and (ii) above, such breach or failure to perform has not been waived by the Company or cured prior to the earlier of (x) twenty-five (25) days after receipt of written notice thereof and (y) the Outside Date or is incapable of being cured by Purchaser by the Outside Date; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 12.1(d) if the Company is also in breach of any covenant, agreement, representation or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition set forth in Section 9.1(a) or Section 9.1(b);

(e) by Purchaser, if (i) the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 9.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 9.1(a) would not be satisfied, and in the case of both clauses (i) and (ii) above, such breach or failure to perform has not been waived by Purchaser or cured prior to the earlier of (x) twenty-five (25) days after receipt of written notice thereof and (y) the Outside Date or is incapable of being cured by the Company by the Outside Date; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 12.1(e) if Purchaser is also in breach of any covenant, agreement, representation or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition set forth in Section 10.1(a) or Section 10.1(b); or

(f) by the Company, if (i) the Closing shall not have occurred on or prior to the date required pursuant to Section 2.2; (ii) all of the conditions to Closing set forth in Article IX have been satisfied at the time of such termination if the Closing were held at the time of such termination (other than conditions that either (A) by their terms, are to be satisfied at the Closing (and which are, at the time of termination of this Agreement, capable of being satisfied if the

Closing were to occur on such date) or (B) the failure of which to be satisfied is attributable, in whole or in part, to a breach by Purchaser of its representations, warranties, covenants or agreements contained in this Agreement); (iii) the Company has notified Purchaser in writing that the Company is ready, willing and able to effect the Closing as of such date or within one (1) Business Day thereafter; and (iv) Purchaser fails to consummate the Closing on the earlier of the Outside Date or the first (1st) Business Day following the date of delivery of such written notification by the Company.

12.2 Effect of Termination.

(a) If either party terminates this Agreement in accordance with Section 12(b) or Section 12(c) (solely as a result of the Antitrust Laws), Purchaser shall pay to the Company within five (5) Business Days following delivery of the written notice of termination by the Company or Purchaser, as applicable, an amount equal to $150,000,000 (the “Antitrust Termination Fee”); provided, however, that no Antitrust Termination Fee shall be payable by Purchaser pursuant to this Section 12.2(a) if (i) Seller or the Company has not complied in all material respects with its obligations under Sections 7.1 or 7.2 or (ii) at the time of termination, the conditions to Closing set forth in Article IX have not been satisfied or waived (other than the condition set forth in Section 9.2 (as it relates to the Antitrust Laws), the condition set forth in Sections 9.3 (such conditions, the “Antitrust Conditions”) or conditions that by their terms, are to be satisfied at the Closing (and which were, on the date the Closing would have occurred but for the failure of the Antitrust Conditions to be satisfied, capable of being satisfied or waived if the Closing were to occur on such date)). Notwithstanding anything in this Agreement to the contrary, but subject to the proviso in Section 12.2(b), if this Agreement is terminated in circumstances where the Antitrust Termination Fee is payable and such fee is actually paid, then the Company’s right to receive the Antitrust Termination Fee pursuant to this Section 12.2(a) shall be the sole and exclusive remedy of the Company, Sellers and their Affiliates against the Purchaser and any of its Affiliates for any and all obligations of any kind arising out of this Agreement and any losses or damages of any kind or nature suffered or incurred by the Company, Sellers, or their Affiliates. The Parties agree and understand that in no event shall the Purchaser be required to pay the Antitrust Termination Fee on more than one occasion.

(b) In the event of termination of this Agreement pursuant to Section 12.1 by Purchaser or the Company, this Agreement will become void and have no effect, without any liability or obligation on the part of Purchaser (other than any obligations it may have pursuant to Section 12.2(a)), the Company or Seller (or any other Person); provided that, notwithstanding the foregoing, (a) no such termination shall relieve any party hereto of any liability for damages to the other party hereto resulting from any Willful Breach of this Agreement prior to such termination (which damages, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, shall include all remedies available at law or in equity, including equitable relief (including specific performance, and in each case without the necessity of proving actual harm or posting a bond or other security), consequential, indirect, special and/or punitive damages, damages for the benefit of the bargain lost by Seller and the Company (taking into consideration relevant matters, including the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and the time value of money), and diminution in value of the Company and its Subsidiaries and the reimbursement of Seller’s and the Company’s and its Subsidiaries’ costs and expenses), (b) the provisions of Section 7.5(b), the last sentence of Section 7.2(a), the last sentence of Section 7.2(d), this Section 12.2 and Article XIII of this Agreement will survive any termination of this Agreement and (c) notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement shall be deemed to be amended such that the term of the Confidentiality Agreement and each provision thereunder (including, for the avoidance of doubt, any provisions that provide for a shorter term) shall be extended to the date that is three (3) years after the date this Agreement is terminated.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Expenses. Except as otherwise provided in this Agreement, Seller and Purchaser shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each of the Related Documents and the consummation of the Transactions. Notwithstanding the foregoing, Purchaser shall be responsible for, and shall pay directly or promptly reimburse the Company for amounts paid by or on behalf of the Company, (a) all filing fees lawfully payable to or at the request of any Governmental Authority in connection with this Agreement, the Company Documents, the Purchaser Documents and the consummation of the Transactions, (b) the fees of the Escrow Agent and (c) in connection with its obligations under Sections 7.2(a), 7.2(d) and 8.2.

13.2 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The parties hereby irrevocably submit to the exclusive jurisdiction of the federal and state courts in the State of New York over all claims, disputes or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement or any Related Document or the negotiation, execution or performance of this Agreement or any Related Document (including any claim or cause of action, whether in contract or tort or otherwise, based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement, any Related Document or as an inducement to enter into this Agreement) and each party hereby irrevocably agrees that all suits, claims, actions and proceedings in respect of any such claim, dispute or cause of action, or any suit, action or proceeding related thereto (whether in contract or tort or otherwise, except pursuant to Section 2.5(c) above) shall be heard exclusively and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such court or any defense of inconvenient forum for the maintenance of any such suit, action or proceeding. Each of the parties agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law.

(b) Each of the parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 13.6. The consents to jurisdiction and service of process set forth in Section 13.2(a) and this Section 13.2(b) shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in Section 13.2(a) and this Section 13.2(b) and shall not be deemed to confer rights on any Person other than the parties hereto.

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.2(c).

13.3 Entire Agreement. This Agreement (including the Schedules, Exhibits and Annexes hereto, the Related Documents and the Confidentiality Agreement) represents the entire understanding and agreement of the parties with respect to the Transactions, and supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral and including any letters of intent, term sheets or other similar preliminary documents) among the parties with respect to the Transactions. The parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement, the Related Documents and the Confidentiality Agreement, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement, the Related Documents or the Confidentiality Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Transactions shall be those remedies available at law or in equity for breach of contract against the parties to this Agreement only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), and the parties hereby agree that neither party hereto shall have any remedies or causes of action (whether in contract, tort or otherwise) for any statements, communications, disclosures, failures to disclose, or representations or warranties not explicitly set forth in this Agreement. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein.

13.4 Amendments and Waivers. This Agreement may be amended, supplemented or changed, and, other than as set forth in Section 7.3(d), any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought;

provided, however, that, after the Closing, but subject to applicable Law, this Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by duly authorized officers or representatives of Purchaser and Seller. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure or delay by any party in exercising any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.5 Governing Law. This Agreement, the Related Documents and all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement and/or any Related Document or the negotiation, execution or performance of this Agreement and/or any Related Document (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement, any Related Document and/or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to conflict-of-laws principles that might require the application of the Laws of any other jurisdiction.

13.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally by hand (with written confirmation of receipt and accompanied by email in accordance with clause (ii) of this Section 13.6), (ii) when sent by email (with email confirmation of receipt) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt and accompanied by email in accordance with clause (ii) of this Section 13.6), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this Section 13.6):

If to the Company prior to the Closing, to:

Arthur Holdings Corp.

c/o Kohlberg Kravis Roberts & Co. L.P.

30 Hudson Yards, Suite 7500

New York, NY 10001

Attention: Peter Stavros

Email: Peter.Stavros@kkr.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Jennifer S. Perkins, P.C.

Lukas David Richards

Email: jennifer.perkins@kirkland.com;

lukas.richards@kirkland.com

If to Seller, to:

Arthur Holdings L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

30 Hudson Yards, Suite 7500

New York, NY 10001

Attention: Peter Stavros

Email: Peter.Stavros@kkr.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Jennifer S. Perkins, P.C.

Lukas David Richards

Email: jennifer.perkins@kirkland.com;

lukas.richards@kirkland.com

If to Purchaser, or to the Company following the Closing, to:

Nucor Corporation

1915 Rexford Road

Charlotte, North Carolina 28211

Attention: Alex Hoffman

Email: alex.hoffman@nucor.com

with a copy (which shall not constitute notice) to:

Nucor Corporation

1915 Rexford Road

Charlotte, North Carolina 28211

Attention: Greg Murphy

Email: greg.murphy@nucor.com

13.7 Severability. If any term or other provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, that provision will be deemed separable from the remaining provisions of this Agreement, and will not affect the validity or interpretation of the other provisions of this Agreement or any Related Document, and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon any such adjudication that any term or provision hereof is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

13.8 Binding Effect; Third Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as contemplated in Section 8.2, Section 8.5, Article XI, this Section 13.8, Section 13.9 and Section 13.16. No assignment of this Agreement or of any rights, interests or obligations hereunder may be made by any party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve a party of any of its obligations pursuant to this Agreement. Upon any permitted assignment, the references in this Agreement to the assigning party shall also apply to any such assignee of such assigning party.

13.9 No Recourse Against Non-Parties. (a) all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any Related Document, or the negotiation, execution or performance of this Agreement or any Related Document (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement or any Related Document), may be made only against (and subject to the terms and conditions thereof) the entities that are expressly identified as parties hereto and thereto and (b) no Person who is not a named party to this Agreement or any Related Document, including, without limitation, any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement or any Related Document (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or any Related Document or for any claim based on, in respect of, or by reason of this Agreement or any Related Document or its negotiation or execution, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

13.10 No Partnership Created. Nothing in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing and, without limiting its obligations under this Agreement, the Company shall exercise complete control over its and its Subsidiaries’ operations. Furthermore, in no event shall this Agreement be deemed to create a partnership or joint venture between the Company or any of its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, and in no event shall any fiduciary or similar duty be deemed owed by the Company or any of its Affiliates to Purchaser or any of its Affiliates.

13.11 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of Purchaser, the Company and Seller confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

13.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any Related Document, and any amendments hereto or thereto, to the extent signed and delivered by email in “portable document format” (“.pdf”), or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any Related Document, each other party hereto or thereto shall re-execute original forms hereof or thereof and deliver them to all other parties.

13.13 Confidentiality. Purchaser acknowledges that all information provided to it and any of its Affiliates, agents and representatives by the Company and its Affiliates, agents and representatives in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by Section 7.5(c) (with the same to expire as of and effective on the Closing).

13.14 Press Releases and Communications. Each party intends to issue a press release or public announcement related to this Agreement effective upon signing and shall coordinate the timing of such release with the other party. Neither party will make a public announcement related to this Agreement without prior written mutual agreement prior to May 16, 2022. Each party shall give the other party two (2) Business Days to review and comment on such press release to be issued, and each party covenants to consider the other party’s comments in good faith. Prior to the Closing, no party shall issue or make any other announcement or communication to the employees, customers or suppliers of the Company or its Subsidiaries without the prior written consent of the other party hereto, unless required by Law (in the reasonable opinion of counsel) in which case the issuing party will use reasonable best efforts to allow the other parties reasonable time to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication (and in any event not less than two (2) Business Days); provided, however, that the foregoing will not restrict or prohibit the Company or any of its Subsidiaries from making any announcement to its employees, customers and other business relations to the extent the Company or such Subsidiary reasonably determines in good faith that such announcement is necessary or advisable or is necessary to comply with any applicable Law or the requirements of any Contract to which the Company or any of its Subsidiaries is a party; provided, further that Kohlberg Kravis Roberts & Co. L.P. and its Affiliates may disclose information regarding this Agreement and the Transactions to current limited partners managed by Kohlberg Kravis Roberts & Co. L.P. and its Affiliates, so long as such limited partners are under a duty of confidentiality with respect to such information.

13.15 Specific Performance.

(a) The parties agree that (i) irreparable damage would occur in the event that the provisions of this Agreement or obligations, undertakings, covenants or agreements of the parties were not performed in accordance with their specific terms or were otherwise breached and (ii) monetary damages, even if available, would not be an adequate remedy for any such failure to perform or any breach of this Agreement. Accordingly, it is agreed that prior to the valid termination of this Agreement pursuant to Section 12.1, the parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court specified in Section 13.2 without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing, the parties hereby further acknowledge and agree that prior to the valid termination of this Agreement pursuant to Section 12.1, the Company, on the one hand, and Purchaser, on the other, shall each be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by Purchaser, on the one hand, or the Company or Seller, on the other, under this Agreement (including Section 7.2, and to cause Purchaser or Seller and the Company, as the case may be, to consummate the Closing and to make the payments contemplated by this Agreement, including Article II) in addition to any other remedy to which Seller or the Company, on the one hand, or Purchaser, on the other, are entitled at law or in equity.

(b) Each party agrees that it will not oppose (and hereby waives any defense in any action for) the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the other parties have an adequate remedy at law or (ii) an award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law, equity or otherwise. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement when available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) If the Company brings an action for specific performance pursuant to this Section 13.15, and a court rules that Purchaser breached this Agreement in connection with its failure to effect the Closing in accordance with this Agreement, then Purchaser shall pay all of the Company’s costs and expenses (including attorneys’ fees) in connection with all actions to seek specific performance of Purchaser’s obligations pursuant to this Agreement and all actions to collect such costs or expenses. If Purchaser brings an action for specific performance pursuant to this Section 13.15, and a court rules that Seller or the Company breached this Agreement in connection with its failure to effect the Closing in accordance with this Agreement, then the Company or Seller, as the case may be, shall pay all of Purchaser’s costs and expenses (including attorneys’ fees) in connection with all actions to seek specific performance of the Company or Seller’s obligations pursuant to this Agreement and all actions to collect such costs or expenses. For the avoidance of doubt, in no event shall the exercise of the Company’s, on the one hand, or Purchaser’s, on the other, right to seek specific performance pursuant to this Section 13.15 reduce, restrict or otherwise limit the Company’s or Purchaser’s, as the case may be, rights to pursue all applicable remedies at law, including terminating this Agreement pursuant to Section 12.1.

13.16 Legal Representation. Purchaser and the Company hereby agree, on their own behalf and on behalf of their directors, members, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that K&E (or any successor) may represent Seller or any director, member, partner, officer, employee or Affiliate of Seller, in each case, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, the Related Documents or the Transactions notwithstanding its prior representation of the Company and/or any of its Subsidiaries, and each of Purchaser and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any actual or potential conflict of interest or any objection arising therefrom or relating thereto, unless K&E is handling ongoing matters for Purchaser or the Company. Each of Purchaser and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Company and/or Seller and their counsel, including K&E, made prior to the Closing to the extent related to the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any Related Documents or the consummation of the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company (after the Closing) notwithstanding the Transactions, and instead remain with and are controlled by Seller (the “Privileged Communications”). Purchaser and the Company, together with any of their respective Affiliates, subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company, or otherwise, in any action against or involving any of the parties after the Closing; and Purchaser and the Company agree not to assert that the privilege has been waived as to the Privileged Communication that may be located in the records or email server of the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the day and year first above written.

NUCOR CORPORATION

By:	/s/ D. Chad Utermark
Name: D. Chad Utermark
Title: Executive Vice President

ARTHUR HOLDINGS CORP.

By:	/s/ Peter Stavros
Name: Peter Stavros
Title: President & Assistant Secretary

ARTHUR HOLDINGS L.P.

By:	/s/ Peter Stavros
Name: Peter Stavros
Title: President

EXHIBIT A

WORKING CAPITAL SCHEDULE

Attached.

EXHIBIT B

FORM OF ESCROW AGREEMENT

Attached.

EXHIBIT C

ACCOUNTING METHODOLOGY

Attached.